                                              Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-27303

PROSPECTUS

                               10,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                          ---------------------------
     Servico, Inc. ("Servico" or the "Company") is one of the largest owners and operators of full-service hotels in the United States. Servico currently operates 59 hotels containing approximately 11,570 rooms, located in 22 states. The Company's hotels include 43 wholly owned hotels, 14 partially owned hotels and two hotels managed for third parties. The Company's objective is to maximize shareholder value by enhancing its position within the full-service segment of the lodging industry through the strategic acquisition of underperforming mid-market and upscale hotels and through a focused operating strategy that generates continued increases in occupancy and revenues. Since January 1994, the Company has successfully completed the acquisition of 27 hotels, nearly doubling the Company's previous portfolio of 30 hotels.

     Of the 10,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby, 8,000,000 shares are initially being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein) and 2,000,000 shares are being offered outside the United States and Canada (the "International Offering") by the International Managers (as defined herein). See "Underwriting." All of the shares of Common Stock offered hereby are being offered by the Company.

     The Common Stock is currently traded on the New York Stock Exchange ("NYSE") under the symbol "SER." On June 24, 1997, the last reported sale price of the Common Stock on the NYSE was $14 3/4. See "Price Range of Common Stock."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

===================================================================================================================
                                                                           UNDERWRITING
                                                      PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                       PUBLIC             COMMISSIONS(1)           COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share.....................................         $14.50                  $.80                  $13.70
-------------------------------------------------------------------------------------------------------------------
Total(3)......................................      $145,000,000            $8,000,000            $137,000,000
===================================================================================================================

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted to the U.S. Underwriters and International Managers a 30-day option to purchase up to 1,500,000 additional shares on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $166,750,000, $9,200,000 and $157,550,000, respectively. See "Underwriting."
                          ---------------------------
     The shares of Common Stock offered by this Prospectus are offered by the several U.S. Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., in New York, New York on or about June 30, 1997.
                          ---------------------------
LEHMAN BROTHERS
             ALEX. BROWN & SONS
                     INCORPORATED
                           MONTGOMERY SECURITIES

                                       RAYMOND JAMES & ASSOCIATES, INC.

June 24, 1997

                              [INSIDE FRONT COVER]

                   [FOLD OUT MAP AND PICTURES OF PROPERTIES]

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include the purchase of shares of Common Stock prior to the pricing of the offering for the purpose of maintaining the price of the Common Stock, the purchase of shares of Common Stock following the pricing of the offering to cover a syndicate short position in the Common Stock or for the purpose of maintaining the price of the Common Stock, and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated into this Prospectus by reference. Unless the context indicates otherwise, "Servico" or the "Company" refers to Servico, Inc. and its consolidated subsidiaries and partnerships. Unless otherwise indicated, all information in this Prospectus assumes the Underwriters' over-allotment option is not exercised. The offering by the Company of an aggregate of 10,000,000 shares of Common Stock in the U.S. Offering and the International Offering is referred to herein as the "Offering."

                                  THE COMPANY

     Servico is one of the largest owners and operators of full-service hotels in the United States. The Company currently operates 59 hotels containing approximately 11,570 rooms located in 22 states. The Company's hotels are primarily mid-sized, with an average of approximately 200 rooms per hotel, and are primarily located in secondary metropolitan markets. The Company's full-service hotels offer food and beverage services, meeting space and banquet facilities. The Company's hotels include 43 wholly owned hotels, 14 partially owned hotels and two managed hotels. Six of the hotels are subject to long-term ground leases. All of the Company's hotels are affiliated with nationally recognized hospitality franchisors, including Holiday Inn, Best Western, Clarion, Crowne Plaza, Days Inn, Embassy Suites, Hampton Inn, Hilton, Howard Johnson, Omni, Quality Inn, Radisson, Sheraton and Westin. The Company operates 37 hotels under franchise agreements with Holiday Inn, making the Company the second largest Holiday Inn franchisee in the United States.

     The Company's objective is to maximize shareholder value by enhancing its position within the full-service segment of the lodging industry. The Company seeks to achieve external growth through the continued acquisition of underperforming hotels where the Company believes it can make meaningful improvements in operating results through strategic repositioning, renovation of physical facilities and, if appropriate, changes in franchise affiliation. Internally, the Company seeks to achieve growth through a focused operating strategy that generates continued increases in both revenue per available room ("RevPAR") and food and beverage revenues. The Company's success in implementing these strategies is illustrated by the Company's rapid growth over the last three years. Since January 1994, the Company has acquired 27 hotels and increased revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings per share ("EPS"), before non-recurring and extraordinary items, at compound annual rates of 22.9%, 43.2% and 76.5%, respectively.

     The Company's acquisition strategy is focused on the purchase of single mid-market full-service hotels or small portfolios which management believes have the potential for attractive returns. Management believes that such acquisitions permit timely hotel-level improvements and generate more predictable cash flow and earnings growth. The Company believes the mid-market full-service segment of the lodging industry is attractive because of (i) the large number of hotels available for acquisition, including the significant number of older hotels in attractive locations with owners that lack the resources to improve operating results, (ii) the positive impact of food and beverage services, meeting space and banquet facilities on occupancy and profitability, (iii) limited construction in this segment and (iv) acquisition prices at substantial discounts to replacement cost. Management believes that the Company's acquisition strategy differs from that of other owners and operators based on the Company's willingness and capacity to purchase substantially underperforming hotels.

     The Company's operating strategy emphasizes (i) experienced management, averaging over twelve years of industry experience, with performance-based incentives at corporate, regional and hotel management levels, (ii) effective centralized corporate and regional support personnel, who closely monitor hotel level performance and provide substantial accounting, payroll, data processing, training and other support services, (iii) the use of banquet facilities, food and beverage operations and meeting space to maximize occupancy and improve profitability and (iv) a commitment to reinvest capital into its owned hotels.

     The Company's principal executive offices are located at 1601 Belvedere Road, West Palm Beach, Florida 33406, and its telephone number is (561) 689-9970.

                              RECENT DEVELOPMENTS

     In April 1996, Servico successfully completed an approximately $123 million debt refinancing which matures in 1999, subject to an option to extend the initial maturity for an additional year. The refinancing generated net proceeds of approximately $32.4 million which enabled the Company to continue to pursue its acquisition strategy. Since January 1994, the Company has successfully completed the acquisition of 27 hotels, almost doubling the Company's previous portfolio of 30 hotels. As a result of the refinancing and rapid growth, the Company significantly increased its overall levels of indebtedness. During the last six months, the Company considered various alternatives for restructuring its balance sheet with a view toward reducing debt and obtaining additional funds for acquisitions. These alternatives included the sale by the Company of shares of its Common Stock, conversion to, and the sale of equity in, a real estate investment trust and the sale of certain of the Company's assets. The Company has determined that it is in its best interest to address the high level of its indebtedness through the sale of Common Stock in this Offering.

     Prior to June 19, 1997, the Company's Common Stock was listed on the American Stock Exchange ("AMEX") under the symbol "SER." On June 19, 1997, the Company's Common Stock was listed on the NYSE under the symbol "SER."

                                  THE OFFERING

Common Stock Offered by the
Company                            10,000,000 shares

Common Stock to be Outstanding
After the Offering..............   19,399,605 shares(1)

Use of Proceeds.................   Repayment of approximately $128 million of
                                   indebtedness and to partially fund the
                                   purchase of interests in three hotels held by certain affiliates of the Company. See "Use of Proceeds."

NYSE Symbol.....................   "SER"
---------------

(1) Does not include an aggregate of 855,500 shares of Common Stock issuable upon the exercise of stock options granted under the Company's Stock Option Plan as of June 24, 1997 and 244,900 additional shares reserved for future issuance under the Company's Stock Option Plan.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The table below presents summary consolidated financial data derived from the Company's historical financial statements for the years ended December 31, 1994, 1995 and 1996, and for the three months ended March 31, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes thereto and other financial information included and incorporated by reference in this Prospectus. Pro forma information gives effect to the Offering and acquisitions of partnership interests and hotels, with respect to the statements of income, as of January 1, 1996 and, with respect to the balance sheet, as of March 31, 1997, as more fully described in "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                                                                                               THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                           ------------------------------------------   --------------------------------
                                                                            PRO FORMA                          PRO FORMA
                                             1994       1995       1996       1996        1996       1997        1997
                                           --------   --------   --------   ---------   --------   --------    ---------
                                                                                                  (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
  Rooms..................................  $ 93,720   $113,902   $156,564   $168,163    $ 35,097   $ 41,494    $ 41,494
  Food and beverage......................    46,945     53,499     68,803     72,027      14,391     17,275      17,275
  Other operating sales..................     9,018     11,079     14,159     14,884       3,111      3,878       3,878
                                           --------   --------   --------   --------    --------   --------    --------
                                            149,683    178,480    239,526    255,074      52,599     62,647      62,647
                                           --------   --------   --------   --------    --------   --------    --------

Operating expenses:
Direct:
  Rooms..................................    26,848     32,140     43,667     47,010       9,408     11,150      11,150
  Food and beverage......................    36,585     41,474     52,761     55,558      11,252     13,603      13,603
Other:
  Property management....................    11,811     13,902     17,672     19,201       3,937      5,400       5,400
  Advertising and promotion..............     8,569      9,940     12,985     13,950       2,913      3,472       3,472
  Utilities..............................     8,917      9,818     12,604     13,591       2,845      3,583       3,583
  Repairs and maintenance................     7,054      8,380     10,991     11,830       2,479      2,997       2,997
  Property taxes and insurance...........     6,808      7,763     10,345     11,154       2,324      2,955       2,955
  Other..................................     8,829      9,331     11,747     12,410       3,274      3,204       3,204
  Non-recurring expenses(a)..............       217        593        839        839         839         --          --
                                           --------   --------   --------   --------    --------   --------    --------
Total other..............................    52,205     59,727     77,183     82,975      18,611     21,611      21,611
                                           --------   --------   --------   --------    --------   --------    --------
General and administrative...............     7,944      8,977      9,297      9,297       2,560      2,203       2,203
Depreciation and amortization............     9,465     12,370     18,677     20,227       4,026      5,399       5,450
                                           --------   --------   --------   --------    --------   --------    --------
                                            133,047    154,688    201,585    215,067      45,857     53,966      54,017
                                           --------   --------   --------   --------    --------   --------    --------
Income from operations...................    16,636     23,792     37,941     40,007       6,742      8,681       8,630
Other income (expenses):
  Interest income........................       335      1,002      1,631      1,605         179        373         373
  Other income...........................        --        195         89         89          26         --          --
  Non-recurring income(a)................       529         --      3,615      3,615       3,615         --          --
  Interest expense.......................   (12,693)   (17,903)   (29,443)   (18,020)     (6,001)    (8,024)     (4,134)
  Minority interests.....................      (171)      (572)    (2,060)      (785)       (835)      (513)         12
                                           --------   --------   --------   --------    --------   --------    --------
Income before income taxes and
  extraordinary items....................     4,636      6,514     11,773     26,511       3,726        517       4,881
Provision for income taxes...............     1,855      2,605      3,225      9,120       1,490        207       1,953
                                           --------   --------   --------   --------    --------   --------    --------
Income before extraordinary item.........     2,781      3,909      8,548     17,391       2,236        310       2,928
Extraordinary item, net of income tax....     1,436         --       (348)        --          --         --          --
                                           --------   --------   --------   --------    --------   --------    --------
Net income...............................  $  4,217   $  3,909   $  8,200   $ 17,391    $  2,236   $    310    $  2,928
                                           ========   ========   ========   ========    ========   ========    ========
Earnings per share:
  Recurring income.......................  $    .31   $    .46   $    .55   $    .72    $    .06   $    .03(1) $    .15
  Non-recurring income (expense).........       .02       (.04)       .32        .16         .18         --          --
                                           --------   --------   --------   --------    --------   --------    --------
  Income before extraordinary item.......       .33        .42        .87        .88         .24        .03         .15
  Extraordinary item.....................       .17         --       (.03)        --          --         --          --
                                           --------   --------   --------   --------    --------   --------    --------
  Net income.............................  $    .50   $    .42   $    .84   $    .88    $    .24   $    .03    $    .15
                                           ========   ========   ========   ========    ========   ========    ========
Weighted average shares outstanding......     8,415      9,319      9,763     19,763       9,526      9,926      19,926
                                           ========   ========   ========   ========    ========   ========    ========
---------------
(a) Non-recurring items, net of taxes,
    are as follows:
  Gain on litigation settlement..........  $     --   $     --   $  3,653   $  3,653    $  2,169   $     --    $     --
  Other non-recurring income (expense)...       193       (356)      (503)      (503)       (503)        --          --


                                                                                               THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                           ------------------------------------------   --------------------------------
                                                                            PRO FORMA                          PRO FORMA
                                             1994       1995       1996       1996        1996       1997        1997
                                           --------   --------   --------   ---------   --------   --------    ---------
                                                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT OTHER DATA)

OTHER DATA:
EBITDA(2)................................  $ 26,376   $ 36,894   $ 57,915   $ 61,537    $ 11,684   $ 14,196    $ 14,196
EBITDA margin............................      17.6%      20.7%      24.2%      24.1%       22.2%      22.7%       22.7%
Net cash provided by operating
  activities.............................    11,124     20,667     30,970     45,983       6,254     10,082      11,644
Net cash used in investing activities....   (20,787)  (101,678)   (97,557)   (97,557)    (20,686)   (10,308)    (15,079)
Net cash provided by (used in) financing
  activities.............................    18,864     79,440     74,659     74,659      19,558        (12)     (1,240)
Operating Data:
Number of consolidated hotels............        32         43         56         56          46(5)       56(5)       56
Number of consolidated guest rooms (end
  of period).............................     6,464      8,340     10,819     10,819       8,991     10,819      10,819
Average occupancy:
  Pre-1995 Hotels........................      65.8%      67.8%      68.0%      68.0%       64.9%      65.3%       65.3%
  1995 Acquisitions......................        --       67.7%      71.3%      71.3%       71.9%      69.6%       69.6%
  1996 Acquisitions......................        --         --       56.8%      57.9%       54.6%      51.4%       51.4%
Average daily rate:(3)
  Pre-1995 Hotels........................  $  65.14   $  67.95   $  71.59   $  71.59    $  72.08   $  75.21    $  75.21
  1995 Acquisitions......................        --   $  59.40   $  65.24   $  65.24    $  70.42   $  72.76    $  72.76
  1996 Acquisitions......................        --         --   $  64.10   $  62.88    $  55.26   $  68.17    $  68.17
RevPAR:(4)
  Pre-1995 Hotels........................  $  42.85   $  46.09   $  48.72   $  48.72    $  46.77   $  49.15    $  49.15
  1995 Acquisitions......................        --   $  40.23   $  46.52   $  46.52    $  50.64   $  50.64    $  50.64
  1996 Acquisitions......................        --         --   $  36.39   $  36.41    $  30.17   $  35.04    $  35.04
EBITDA margins:
  Pre-1995 Hotels........................      24.1%      25.9%      29.1%      29.1%       27.0%      28.7%       28.7%
  1995 Acquisitions......................        --       29.2%      35.7%      35.7%       40.3%      37.2%       37.2%
  1996 Acquisitions......................        --         --       18.3%      17.7%       13.8%      13.3%       13.3%

                                                                 MARCH 31, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 19,235   $ 14,798
Property and equipment, net.................................   370,179    375,852
Total assets................................................   445,170    436,604
Other current liabilities...................................    33,044     29,558
Current portion of long-term debt...........................    23,179     18,293
Long-term debt, less current portion........................   285,237    158,908
Stockholders' equity........................................    75,315    207,463

---------------

(1) Includes amortization of certain non-cash deferred loan costs of $1 million or $.06 per share, net of taxes, which was not included in the 1996 first quarter results.
(2) Represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA is not necessarily indicative of, and should not be used as an alternative to, net income or cash flow provided by operations as specified by generally accepted accounting principles for purposes of evaluating the Company's results of operations.
(3) Represents total room revenues divided by the total number of rooms occupied by hotel guests on a paid basis.
(4) Represents total room revenues divided by total available rooms, net of rooms out of service due to significant renovations.
(5) Ten of the 13 hotel acquisitions in 1996 were acquired subsequent to March 31, 1996.

                                  RISK FACTORS

     An investment in the Common Stock involves material risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus or incorporated by reference herein, prospective investors should consider, among other things, the following risks before making an investment.

RISKS ASSOCIATED WITH EXPANSION

     Availability of Additional Capital to Support Growth. As part of the Company's business strategy, the Company intends to seek to pursue growth through the identification, acquisition, repositioning and renovation of additional hotel properties. The Company will be required to obtain additional capital in the future to meet its expansion plans. Capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, the Company may seek financing from other sources or enter into joint ventures and other collaborative arrangements in connection with the acquisition of hotel properties. The Company may not be successful in obtaining additional capital in a timely manner, on favorable terms or at all. Insufficient capital may cause the Company to delay, scale back or abandon some or all of its property acquisition plans or opportunities.

     Competition. The Company competes for the acquisition of hotels with numerous entities, some of which have greater financial resources than the Company. The Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels during the past several years have been at historically low levels, often well below the cost to build new hotels. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions has attracted additional investors to the hotel acquisition market, which in turn has caused the cost of hotel acquisitions to increase and the number of attractive hotel acquisition opportunities to decrease.

     Integration of Operations. To successfully implement its growth strategy, the Company must be able to continue to successfully acquire hotels on attractive terms and to integrate the acquired hotels into its existing operations. The failure of the Company to consolidate the management and operations and integrate the systems and procedures of the acquired hotels into the Company's existing operations in a timely and profitable manner could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to achieve operating results in its newly acquired hotels comparable to the historical performance of its hotels.

HOTEL RENOVATION RISKS

     The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction and permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

RISK OF LEVERAGE

     Substantially all of the Company's hotels are subject to mortgage financing, which at March 31, 1997, totaled approximately $286 million. Approximately $12 million of the mortgage financing collateralized by the Company's hotels, and entered into by various subsidiaries, is guaranteed by Servico, Inc. Servico, Inc.'s guarantees of mortgage financing generally provide for direct recourse by the lender against Servico, Inc., without requiring the lender to seek recourse against either the applicable subsidiary or the hotel property securing the mortgage financing. As a consequence, if payments under such mortgage financing guaranteed by Servico, Inc., are not timely made, Servico, Inc. may be required to make payments in accordance with its guarantees.

     The Company's leverage poses certain risks for the Company, including the risks that the Company may not generate sufficient cash flow to service the indebtedness; that the Company may be unable to obtain additional financing or refinancing in the future; that, to the extent it is significantly more leveraged than its competitors, it may be placed at a competitive disadvantage; and that the Company's capacity to respond to market conditions and other factors may be adversely affected. The Company's ability to service its debt will depend on its future performance, which will be subject to prevailing economic and competitive conditions and other specific factors discussed herein. Additionally, certain of the mortgages and related loan documents evidencing the Company's indebtedness contain provisions which, among other things, cross collateralize and cross default each of the mortgages, prohibit prepayment for certain periods of time, impose prepayment penalties for certain periods of time, restrict the Company's ability to utilize the cash generated by the hotels if the hotels fail to meet certain financial covenants and, in certain events upon a change in control of the Company, may cause the termination of the Company's management of the hotels and acceleration of the payment of each of the loans.

     Neither the Company's Articles of Incorporation nor its Bylaws limit the amount of indebtedness that the Company may incur. Subject to limitations in its debt instruments, the Company may incur additional debt in the future to finance acquisitions and renovations. Substantial indebtedness could increase the Company's vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. The Company's indebtedness is, and will likely continue to be, secured by mortgages on all, or substantially all, of the hotels, and by the equity of certain subsidiaries of the Company. There can be no assurance that the Company will in the future be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including hotels, to foreclosure. Further, adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company requires additional capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments.

     Upon completion of the Offering and utilization of the proceeds to repay approximately $128 million of debt, approximately 95% of the Company's outstanding indebtedness will bear interest at a fixed rate. To the extent that the Company has or incurs additional debt bearing interest at variable rates, economic conditions could result in increased debt service requirements and could reduce the amount of cash available for various corporate purposes. Further, the Company has received a commitment letter from Lehman Brothers Holdings, Inc. ("Lehman Holdings"), an affiliate of Lehman Brothers Inc. ("Lehman Brothers"), pursuant to which Lehman Holdings has indicated that, subject to certain conditions (including the consummation of the Offering and negotiation of the terms of a definitive loan agreement (the "Credit Agreement")) it will provide the Company with a $100 million three year senior secured revolving credit facility (the "Credit Facility"). The Credit Facility will bear interest at a variable base rate plus a marginal percentage of up to 2% depending on the base rate selected by the Company and certain performance ratios and will include representations, warranties and covenants with respect to the conduct of the Company's business and require the maintenance of various financial ratios. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE

     The Company will be subject to varying degrees of risk generally incident to the ownership or lease of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company. In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

     Fourteen of the owned hotels are owned in joint ventures with other parties. The Company does not have sole control over decisions regarding sale and refinancing of these hotels. In addition, the Company's investments in these joint ventures may, under certain circumstances, involve risks not otherwise present in property ownership, including (i) the risk that the Company's partner in a joint venture may become bankrupt, (ii) buy/sell rights that exist with respect to certain of such hotels and (iii) the risk that the Company's partner in a joint venture might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners may be in a position to veto actions which may be consistent with the Company's objectives or policies.

LODGING INDUSTRY RISKS

     Risks generally inherent in investments in hotel facilities may cause operating results for hotels to vary more than for investments in certain other types of properties. These factors include the following:

     Operating Risks. The Company is subject to operating risks generally incident to the lodging industry. These risks include, among other things, the uncertainty of cash flow due to seasonal fluctuations, changes in general and local economic conditions, periodic over-building in the hotel industry or a specific market, varying competition from other hotels, motels and recreational properties, changes in levels of tourism or business-related travel due to energy costs or other factors, changes in travel patterns, labor unavailability and disruptions, the recurring need for renovation, refurbishment and improvement of hotel properties (including furniture, fixtures and equipment), the availability of financing for operating or capital requirements, adverse weather conditions and travel disruptions, taxes and governmental regulations which influence or determine wages, prices, interest rates, construction procedures and costs, losses due to personal injuries, fire, earthquake, collapse or structural defects, the application of health and beverage laws and other factors, many of which are beyond the control of the Company. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

     Competition. The hotel industry is highly competitive in nature. While there is no single competitor or small number of competitors that are dominant in the industry, competition within the industry has recently resulted in consolidations and other ownership changes among major hotel companies. The Company's hotels generally operate in areas that contain numerous other competitive lodging facilities, some of which have greater financial resources than the Company. The Company competes with such facilities on various bases, including room rates and quality, brand name recognition, location and other services and amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Company's hotels compete, thereby adversely affecting the Company's operations.

     Maintenance and Refurbishment. For hotels to remain competitive, they must be maintained and refurbished on an ongoing basis. Such renovations and refurbishments will increase the need for funds for capital improvements and replacements (whether from reserves, current cash flow or financing). Moreover, operating revenues may decrease as facilities are removed from service from time to time during such renovations. See "Hotel Renovation Risks" above.

     Insurance Risks. Hotels have extensive assets, require more employees, rely more on suppliers and serve more customers than certain other types of real estate properties. Hotels are also subject in certain states to dram shop statutes which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to the person who, while intoxicated, caused the injury. As a result, hotels may have greater exposure to liability for, among other things, theft of property and other casualty and property loss, labor difficulties and personal injuries. In this respect, many businesses, including those in the lodging industry, have experienced recent increases in the cost of, and contraction in the availability of, insurance, resulting in cost escalation and reductions in amounts of coverage available. The continuation of this trend could render certain types of desired coverage unavailable with the attendant possibility that certain claims may exceed coverage.

     Seasonality. The demand for accommodations is affected by normally recurring seasonal patterns, and most Company hotels experience lower occupancy levels in the fall and winter (November through February) which may result in lower revenues, lower net income and less cash flow during these months. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

     Inflation. Inflationary pressures could have the effect of increasing operating expenses, including labor and energy costs (and, indirectly, property taxes) above expected levels at a time when it may not be possible to increase room rates to offset such higher operating expenses. In addition, inflation could have a secondary effect upon occupancy rates by increasing the expense or decreasing the availability of travel by potential guests. Although the inflation rate has been low recently, there is no assurance that it will not increase in the future.

RISKS ASSOCIATED WITH FRANCHISE AGREEMENTS

     The Company's hotels are all operated pursuant to franchise agreements with national hospitality franchisors. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's business plans. Further, such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures both during the term of the franchise and upon renewal thereof. In connection with changing the franchise affiliation of a hotel, the Company may be required to incur additional expenses or capital expenditures. Franchise agreements are typically terminable by the franchisor for failure of the franchisee to maintain specified operating standards or to make payments due under the applicable agreements in a timely fashion. In addition, such agreements may be subject to termination at the end of their stated term. The termination of a franchise agreement relating to a hotel may have an adverse impact on the operations or underlying value of such hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The average remaining life of the Company's franchise agreements is approximately seven years. A majority of the Company's hotels are affiliated with Holiday Inn and any deterioration in the relationship with or the benefits associated with being a franchisee of Holiday Inn could have a material adverse impact on the Company.

ENVIRONMENTAL RISKS

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless whether that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property, to use the property for its intended purpose, or to borrow using the property as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Additionally, federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water, the presence of lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the Company's results of operations and financial condition.

GOVERNMENTAL REGULATION

     A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Company's hotels and could otherwise adversely affect the Company's results of operations and financial condition.

     Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Company's hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations and financial condition.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

     The Company will place substantial reliance on the hotel industry knowledge and experience and the continued services of its senior management, led by Mr. David Buddemeyer, the Company's President and Chief Executive Officer. The Company's future success and its ability to manage future growth depend, in large part, upon the efforts of these persons and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of Mr. Buddemeyer or the Company's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition of the Company.

CONFLICTS OF INTEREST

     Energy Management Corporation ("EMC") and its affiliate, Pengo Securities Corp. ("Pengo"), own an aggregate of 2,420,100 shares (25.7%) of the Company's outstanding Common Stock. John W. Adams, Chairman of the Board of the Company, is President and a director of EMC and Pengo. Subsidiaries of the Company have entered into partnership agreements with affiliates of EMC, Pengo and Mr. Adams (the "EMC Affiliates") in connection with the formation of partnerships for the purpose of owning nine of the Company's partially owned hotels. Subject to the consummation of the Offering, the Company has agreed to acquire the EMC Affiliates' partnership interests in Lawrence Hospitality Associates, L.P. (which owns the Holiday Inn, Lawrence, Kansas), Manhattan Hospitality Associates, L.P. (which owns the Holiday Inn, Manhattan, Kansas) and East Washington Hospitality Limited Partnership (which owns the Holiday Inn Select, Phoenix, Arizona) for an aggregate purchase price of approximately $11.7 million. After such acquisition, the Company will own 100% of these hotels. The purchase price for the partnership interests was determined by negotiations among the Company and the EMC Affiliates and may not be indicative of the market value of such interests. See "Use of Proceeds."

     The Company has also agreed, concurrently with the above-described purchase of partnership interests, to amend the terms of the partnership agreements relating to six other partnerships formed by subsidiaries of the Company and various EMC Affiliates, to provide that the EMC Affiliates each will have certain rights after May 31, 1998, to seek the sale of the hotel property held by the partnership subject to certain rights of first refusal in favor of the Company.

     Conflicts may arise in the future between the Company and the EMC Affiliates with respect to the management, operation and ownership of the hotels owned by these partnerships. There is no assurance that such conflicts will be resolved in favor of the Company. Transactions involving the EMC Affiliates and their hotel interests will be subject to the approval of the Board of Directors.

     As described under "Use of Proceeds," the Company will use approximately 95% of the net proceeds of the Offering to repay approximately $128 million of its outstanding indebtedness. Approximately $60 million of such debt is held by Lehman Holdings, an affiliate of Lehman Brothers, and approximately $66 million is held by a trust in which an affiliate of Lehman Holdings holds subordinate interests. Additionally, the Company will pay an exit fee of approximately $4.9 million to Lehman Holdings in connection with the repayment of such indebtedness. The Company has also received a commitment from Lehman Holdings for the Credit Facility described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 19,399,605 shares of Common Stock outstanding, all of which will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") unless held by "affiliates" of the Company as defined in the Securities Act. Shares held by affiliates are eligible for sale in the public market subject to the registration requirements of the Securities Act or the availability of a valid exemption thereunder. A total of 2,420,100 shares of the Company's Common Stock are held by EMC and Pengo, who are affiliates of the Company under the Securities Act. Pursuant to a registration rights agreement, the Company caused a registration statement (the "EMC Registration Statement") registering the EMC and Pengo shares for resale to be filed and declared effective and intends, subject to certain limitations, to maintain the continued effectiveness of the registration statement. In the registration rights agreement, EMC and Pengo have agreed not to sell any shares of Common Stock under the EMC Registration Statement for a period of 90 days from the date of a public offering or such longer period as may be reasonably required by the underwriters. In addition, the Company has registered under the Securities Act 1,675,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. Sales of substantial amounts of shares of Common Stock in the public market following the Offering could adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation provide that certain transactions must be approved by the holders of at least 80% of the outstanding Common Stock, unless approved by the Company's Board of Directors. The Company's Bylaws divide the Company's Board of Directors into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of shareholders. Additionally, as a Florida corporation, the Company is also governed by the provisions of Florida corporate law regarding affiliated transactions and control share acquisitions, which impose restrictions and require specific procedures to be followed with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and affiliates of the Company. The provisions in the Company's Articles of Incorporation, the classification of the Company's Board of Directors and the anti-takeover provisions of the Florida corporate law will tend to assist the Board of Directors and management of the Company in retaining their existing positions and will render more difficult or discourage unsolicited takeover attempts, even if such actions were desired by all shareholders of the Company other than directors and management shareholders.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of 10,000,000 shares of Common Stock by the Company in the Offering (after deducting the estimated underwriting discounts and commissions and offering expenses) are estimated to be approximately $136 million ($156.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use approximately $128 million of the net proceeds of the Offering to repay certain outstanding indebtedness, including approximately $60 million owed to Lehman Holdings and $66 million owed to a trust in which an affiliate of Lehman Holdings holds subordinate interests. The remaining net proceeds from this Offering will be used to partially fund the acquisition of the partnership interests in three partnerships currently held by certain EMC Affiliates. See "Risk Factors -- Conflicts of Interest."

     The indebtedness to Lehman Holdings and the trust to be repaid matures in May 1999 and bears interest at a rate of LIBOR plus 3.5% per annum. In addition to the indebtedness to be repaid to Lehman Holdings is an exit fee of approximately $4.9 million. Accordingly, the effective interest rate on this indebtedness (based on an average LIBOR rate of 5.5%,) would be approximately 12.4% if the debt is repaid on June 30, 1997. All of such indebtedness was incurred in April 1996 in connection with the refinancing of certain long-term obligations secured by 20 of the Company's hotels.

                                DIVIDEND POLICY

     The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

     The following tables sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on the composite tape of the AMEX for periods prior to June 19, 1997. As of June 19, 1997, the Company's Common Stock was listed on the NYSE (see "Recent Developments"):

                                                               PRICE RANGE
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED DECEMBER 31, 1995:
First Quarter...............................................  $111/8    $ 91/4
Second Quarter..............................................   103/8      91/8
Third Quarter...............................................   16         93/4
Fourth Quarter..............................................   151/2     101/8
YEAR ENDED DECEMBER 31, 1996:
First Quarter...............................................   137/8     101/2
Second Quarter..............................................   161/2     113/4
Third Quarter...............................................   17        131/2
Fourth Quarter..............................................   171/4     141/2
YEAR ENDED DECEMBER 31, 1997:
First Quarter...............................................   201/2     16
Second Quarter (through June 24, 1997)......................   175/8     133/4

     On June 24, 1997, the closing sale price of the Common Stock as reported on the NYSE composite tape was $14 3/4 per share.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1997, as adjusted to reflect the sale of Common Stock in the Offering (and the anticipated use of the net proceeds therefrom). See "Use of Proceeds."

                                                                 MARCH 31, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................  $ 19,235   $ 14,798
                                                              ========   ========
Long-term debt (including current portion)(1):
  Mortgage notes payable....................................  $285,987   $162,163
  Installment loans payable.................................     9,695      2,304
  Obligations under capital leases..........................    11,857     11,857
  Other.....................................................       877        877
                                                              --------   --------
          Total long-term debt..............................  $308,416   $177,201
                                                              ========   ========
Stockholders' equity(2):
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 9,402,399 shares issued and outstanding
     (19,402,399 shares as adjusted to reflect the sale of
     Common Stock in the Offering)..........................  $     94   $    194
  Additional paid-in capital................................    55,403    191,303
  Retained earnings.........................................    19,818     15,966
                                                              --------   --------
  Total stockholders' equity................................    75,315    207,463
                                                              --------   --------
          Total capitalization..............................  $383,731   $384,664
                                                              ========   ========

---------------

(1) The Company intends to use approximately $128 million of the net proceeds of the Offering to repay outstanding indebtedness. See "Use of Proceeds" and
    Note 5 of the Notes to Consolidated Financial Statements.
(2) Excludes 855,500 shares of Common Stock reserved for issuance upon exercise of options issued under the Company's Stock Option Plan, of which options to acquire 614,200 shares were exercisable as of June 24, 1997.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following tables set forth certain unaudited pro forma condensed consolidated financial information for the Company, after giving effect to the Offering, the acquisition of partnership interests in three hotels and the acquisition of 13 hotels during 1996 (the "Acquired Businesses"), as if such Offering and acquisitions had been consummated, with respect to the statements of income, as of January 1, 1996, and with respect to the balance sheet, as of March 31, 1997. The historical statements of income of the Acquired Businesses have been combined and adjusted by the Company to reflect periods comparable to those of the Company.

     The following tables are not necessarily indicative of the consolidated results of operations and financial position of the Company as they may be in the future or as they might have been had the Offering and the acquisitions been consummated on the respective dates assumed. The unaudited pro forma condensed consolidated financial information reflects various estimates and, accordingly, is subject to change based on actual results of the Offering and the Acquired Businesses. This information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company contained elsewhere in this Prospectus.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1997

                                                          HISTORICAL
                                                           SERVICO,
                                                             INC.         PRO FORMA
                                                             AND         TRANSACTION      PRO FORMA
                                                         SUBSIDIARIES    ADJUSTMENTS     CONSOLIDATED
                                                         ------------    ------------    ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms................................................    $41,494          $   --         $41,494
  Food and beverage....................................     17,275              --          17,275
  Other................................................      3,878              --           3,878
                                                           -------          ------         -------
                                                            62,647              --          62,647
Operating expenses:
  Direct:
     Rooms.............................................     11,150              --          11,150
     Food and beverage.................................     13,603              --          13,603
  General and administrative...........................      2,203              --           2,203
  Other................................................     21,611              --          21,611
  Depreciation and amortization........................      5,399              51(a)        5,450
                                                           -------          ------         -------
                                                            53,966              51          54,017
                                                           -------          ------         -------
Income from operations.................................      8,681             (51)          8,630
Other income (expenses):
  Other income.........................................        373              --             373
  Interest expense.....................................     (8,024)          3,890(b)       (4,134)
  Minority interests...................................       (513)            525(c)           12
                                                           -------          ------         -------
Income before income taxes.............................        517           4,364           4,881
Provision for income taxes.............................        207           1,746(d)        1,953
                                                           -------          ------         -------
Net income.............................................    $   310          $2,618         $ 2,928
                                                           =======          ======         =======
Earnings per common and common equivalent share:
  Net income...........................................    $   .03                         $   .15
                                                           =======                         =======
Weighted average common shares outstanding.............      9,926                          19,926
                                                           =======                         =======

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                                                    PRO FORMA ADJUSTMENTS
                                                                -----------------------------
                                                 HISTORICAL       PRO FORMA
                                                SERVICO, INC.    ADJUSTMENTS      PRO FORMA
                                                     AND           ACQUIRED      TRANSACTION     PRO FORMA
                                                SUBSIDIARIES    BUSINESSES (E)   ADJUSTMENTS    CONSOLIDATED
                                                -------------   --------------   ------------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms.......................................     $156,564          $11,599       $    --        $168,163
  Food and beverage...........................       68,803            3,224            --          72,027
  Other.......................................       14,159              725            --          14,884
                                                   --------          -------       -------        --------
                                                    239,526           15,548            --         255,074
Operating expenses:
  Direct:
     Rooms....................................       43,667            3,343            --          47,010
     Food and beverage........................       52,761            2,797            --          55,558
  General and administrative..................        9,297               --            --           9,297
  Other.......................................       77,183            5,792            --          82,975
  Depreciation and amortization...............       18,677            1,347           203(a)       20,227
                                                   --------          -------       -------        --------
                                                    201,585           13,279           203         215,067
                                                   --------          -------       -------        --------
Income from operations........................       37,941            2,269          (203)         40,007
Other income (expenses):
  Other income................................        5,335              (26)           --           5,309
  Interest expense............................      (29,443)          (2,034)       13,457(f)      (18,020)
  Minority interests..........................       (2,060)             198         1,077(c)         (785)
                                                   --------          -------       -------        --------
Income before income taxes and extraordinary
  item........................................       11,773              407        14,331          26,511
Provision for income taxes....................        3,225              163         5,732(g)        9,120
                                                   --------          -------       -------        --------
Income before extraordinary item..............     $  8,548          $   244       $ 8,599        $ 17,391
                                                   ========          =======       =======        ========
Earnings per common and common equivalent
  share:
  Recurring income............................     $    .55                                       $    .72
  Non-recurring income (h)....................          .32                                            .16
                                                   --------                                       --------
  Income before extraordinary item............     $    .87                                       $    .88
                                                   ========                                       ========
Weighted average common shares outstanding....        9,763                                         19,763
                                                   ========                                       ========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997

                                                       HISTORICAL
                                                      SERVICO, INC.       PRO FORMA
                                                           AND           TRANSACTION       PRO FORMA
                                                      SUBSIDIARIES       ADJUSTMENTS      CONSOLIDATED
                                                      -------------      -----------      ------------
                                                                       (IN THOUSANDS)
                                                ASSETS
Current assets:
  Cash and cash equivalents.........................    $ 19,235          $ (4,437)(i)      $ 14,798
  Accounts receivable, net..........................      10,018                --            10,018
  Other current assets..............................      11,409                --            11,409
                                                        --------          --------          --------
Total current assets................................      40,662            (4,437)           36,225
Property and equipment, net.........................     370,179             5,673(j)        375,852
Investment in unconsolidated entities...............         902                --               902
Other assets, net...................................      33,427            (9,802)(k)        23,625
                                                        --------          --------          --------
                                                        $445,170          $ (8,566)         $436,604
                                                        ========          ========          ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Account payable...................................    $  7,841          $     --          $  7,841
  Accrued liabilities...............................      25,203            (3,486)(k,m)      21,717
  Current portion of long-term obligations..........      23,179            (4,886)(l)        18,293(o)
                                                        --------          --------          --------
Total current liabilities...........................      56,223            (8,372)           47,851
Long-term obligations, less current portion.........     285,237          (126,329)(l)       158,908
Deferred income taxes...............................       8,405                --             8,405
Commitments and contingencies
Minority interests..................................      19,990            (6,013)(j)        13,977
Stockholders' equity:
  Common stock......................................          94               100(n)            194
  Additional paid-in capital........................      55,403           135,900(n)        191,303
  Retained earnings.................................      19,818            (3,852)(k,l)      15,966
                                                        --------          --------          --------
Total stockholders' equity..........................      75,315           132,148           207,463
                                                        --------          --------          --------
                                                        $445,170          $ (8,566)         $436,604
                                                        ========          ========          ========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the statements of income for the three months ended March 31, 1997, (entries a-d) and the year ended December 31, 1996, (entries a,c,e-h) as if the Offering and the acquisition of the Acquired Businesses and partnership interests in three hotels had taken place on January 1, 1996 and to the balance sheet (entries i-n) as if the Offering and the acquisition of partnership interests in three hotels took place on March 31, 1997.

(a) To record the additional depreciation expense relating to the acquisition of additional partnership interests in three hotels discussed in note (j) below.
(b) To eliminate the interest expense ($2.8 million) and amortization of deferred loan costs ($1.1 million) relating to the debt extinguishment discussed in note (l) below.
(c) To eliminate the minority interest expense associated with the partnership interests in the three hotels discussed in note (j) below.
(d)  To record the provision for income taxes relating to entries
     (a) through (c) using the Company's overall effective rate of 40%.
(e)  To record the statements of income of the 1996 Acquired
     Businesses as derived from the books and records of the various sellers for periods prior to their acquisitions by the Company.
(f) To eliminate the interest expense ($10.6 million) and amortization of deferred loan costs ($2.9 million) relating to the debt extinguishment discussed in note (l) below.
(g)  To record the provision for income taxes relating to entries
     (a), (c) and (f) using the Company's overall effective rate of 40%.
(h) Non-recurring income, net of taxes, represents gain on litigation settlement of $3.7 million less certain severance costs.
(i) To record the issuance of Common Stock ($145 million) net of underwriting and other related expenses ($9 million), early extinguishment of debt and exit fees ($128.7 million) and acquisition of partnership interests in three hotels ($11.7 million).
(j) To record the purchase of partnership interests relating to three hotels ($5.7 million) and to eliminate related minority partnership interests ($6 million).
(k) To record the write off of the unamortized loan costs ($8.9 million) associated with the early extinguishment of debt and reduce existing escrows ($.9 million) currently held by the lenders in satisfaction of accrued interest of ($.9 million).
(l) To record the early extinguishment of mortgage debt and related exit fees ($131.2 million). The Company will record an extraordinary charge against earnings, net of taxes, of $3.9 million relating to the write off of unamortized loan costs associated with the early extinguishment of the mortgage debt.
(m) To record the income tax benefits ($2.6 million) relating to the write off of unamortized loan costs.
(n) To record the issuance of 10 million shares of Common Stock at $14.50 per share, net of underwriting and other related expenses, in connection with the Offering.
(o) Includes approximately $13 million of mortgage notes payable for which refinancing commitments have been obtained subsequent to March 31, 1997.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table presents selected consolidated financial data derived from the Company's historical financial statements for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included and incorporated by reference in this Prospectus. Pro Forma information gives effect to the Offering and acquisitions of partnership interests and Acquired Businesses as of the beginning of each period, as more fully described in "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                                                                                                THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                        MARCH 31,
                                            ------------------------------------------   --------------------------------
                                                                             PRO FORMA                          PRO FORMA
                                              1994       1995       1996       1996        1996       1997        1997
                                            --------   --------   --------   ---------   --------   --------    ---------
                                                                                                   (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Rooms...................................  $ 93,720   $113,902   $156,564   $168,163    $ 35,097   $ 41,494    $ 41,494
  Food and beverage.......................    46,945     53,499     68,803     72,027      14,391     17,275      17,275
  Other operating sales...................     9,018     11,079     14,159     14,884       3,111      3,878       3,878
                                            --------   --------   --------   --------    --------   --------    --------
                                             149,683    178,480    239,526    255,074      52,599     62,647      62,647
                                            --------   --------   --------   --------    --------   --------    --------
OPERATING EXPENSES:
Direct:
  Rooms...................................    26,848     32,140     43,667     47,010       9,408     11,150      11,150
  Food and beverage.......................    36,585     41,474     52,761     55,558      11,252     13,603      13,603
Other:
  Property management.....................    11,811     13,902     17,672     19,201       3,937      5,400       5,400
  Advertising and promotion...............     8,569      9,940     12,985     13,950       2,913      3,472       3,472
  Utilities...............................     8,917      9,818     12,604     13,591       2,845      3,583       3,583
  Repairs and maintenance.................     7,054      8,380     10,991     11,830       2,479      2,997       2,997
  Property taxes and insurance............     6,808      7,763     10,345     11,154       2,324      2,955       2,955
  Other...................................     8,829      9,331     11,747     12,410       3,274      3,204       3,204
  Non-recurring expenses(a)...............       217        593        839        839         839         --          --
                                            --------   --------   --------   --------    --------   --------    --------
Total other...............................    52,205     59,727     77,183     82,975      18,611     21,611      21,611
                                            --------   --------   --------   --------    --------   --------    --------
General and administrative................     7,944      8,977      9,297      9,297       2,560      2,203       2,203
Depreciation and amortization.............     9,465     12,370     18,677     20,227       4,026      5,399       5,450
                                            --------   --------   --------   --------    --------   --------    --------
                                             133,047    154,688    201,585    215,067      45,857     53,966      54,017
                                            --------   --------   --------   --------    --------   --------    --------
Income from operations....................    16,636     23,792     37,941     40,007       6,742      8,681       8,630
OTHER INCOME (EXPENSES):
  Interest income.........................       335      1,002      1,631      1,605         179        373         373
  Other income............................        --        195         89         89          26
  Non-recurring income(a).................       529         --      3,615      3,615       3,615
  Interest expense........................   (12,693)   (17,903)   (29,443)   (18,020)     (6,001)    (8,024)     (4,134)
  Minority interests......................      (171)      (572)    (2,060)      (785)       (835)      (513)         12
                                            --------   --------   --------   --------    --------   --------    --------
Income before income taxes and
  extraordinary items.....................     4,636      6,514     11,773     26,511       3,726        517       4,881
Provision for income taxes................     1,855      2,605      3,225      9,120       1,490        207       1,953
                                            --------   --------   --------   --------    --------   --------    --------
Income before extraordinary item..........     2,781      3,909      8,548     17,391       2,236        310       2,928
Extraordinary item, net of income tax.....     1,436         --       (348)        --          --         --          --
                                            --------   --------   --------   --------    --------   --------    --------
Net income................................  $  4,217   $  3,909   $  8,200   $ 17,391    $  2,236   $    310    $  2,928
                                            ========   ========   ========   ========    ========   ========    ========
EARNINGS PER SHARE:
  Recurring income........................  $    .31   $    .46   $    .55   $    .72    $    .06   $    .03    $    .15
  Non-recurring income (expense)..........       .02       (.04)       .32        .16         .18         --          --
                                            --------   --------   --------   --------    --------   --------    --------
  Income before extraordinary item........       .33        .42        .87        .88         .24        .03         .15
  Extraordinary item......................       .17         --       (.03)        --          --         --          --
                                            --------   --------   --------   --------    --------   --------    --------
  Net income..............................  $    .50   $    .42   $    .84   $    .88    $    .24   $    .03    $    .15
                                            ========   ========   ========   ========    ========   ========    ========
Weighted average shares outstanding.......     8,415      9,319      9,763     19,763       9,526      9,926      19,926
                                            ========   ========   ========   ========    ========   ========    ========
BALANCE SHEET DATA:
  Total assets............................  $228,900   $324,202   $439,786   $439,786    $352,943   $445,170    $436,604
  Long-term obligations...................   143,830    210,242    284,880    284,880     226,812    285,237     158,908
  Total stockholders' equity..............    46,740     62,820     74,738     74,738      66,777     75,315     207,463
---------------
(a) Non-recurring items, net of taxes, are
    as follows:
  Gain on litigation settlement...........  $     --   $     --   $  3,653   $  3,653    $  2,169   $     --    $     --
  Other non-recurring income (expense)....       193       (356)      (503)      (503)       (503)        --          --



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Management believes that results of operations in the hotel industry are best explained by four key performance measures: occupancy levels, average daily rate, RevPAR and EBITDA margins. These measures are influenced by a variety of factors including national, regional and local economic conditions, the degree of competition with other hotels in the area and, in the case of occupancy levels, changes in travel patterns. The demand for accommodations is also affected by normally recurring seasonal patterns and most Company hotels experience lower occupancy levels in the fall and winter (November through February) which may result in lower revenues, lower net income and less cash flow during these months.

     The Company's growth strategy includes the acquisition of underperforming hotels and the implementation of the Company's operational initiatives and repositioning and renovation programs to achieve revenue and margin improvements. Such initiatives typically require a twelve to thirty-six month period before newly acquired hotels are repositioned and stabilized. During this period, the revenues and earnings of newly acquired hotels may be adversely affected and may negatively impact consolidated RevPAR, average daily rate, and occupancy rate performance as well as consolidated earnings margins. The Company purchased 11 hotels in 1995 (the "1995 Acquisitions") and 13 hotels during 1996 (the "1996 Acquisitions"). The Company's operating results were materially impacted by these acquisition activities. In order to better illustrate underlying trends of the Company's core hotel base, the Company tracks the performance of both Stabilized and Reposition Hotels. The Stabilized Hotels currently include hotels which were acquired by the Company through 1994 and which, based on management's determination, have achieved normalized operations. The Reposition Hotels currently include the 1995 Acquisitions and the 1996 Acquisitions, all of which are still the subject of management's post acquisition repositioning and renovation initiatives. For the year ending December 31, 1994, the Reposition Hotels included two hotels which were deemed Stabilized Hotels during subsequent years. During the period between 1994 and 1996, consolidated RevPAR increased 23.6% while hotel EBITDA margins increased from 22.6% to 28.3%. During the same period, Stabilized Hotels increased RevPAR 29.7% while Stabilized Hotel EBITDA margins increased from 22.6% to 29.1%.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 (the "1997 Quarter") as Compared to the Three Months Ended March 31, 1996 (the "1996 Quarter")

     During the 1997 Quarter, the Company owned 56 hotels, managed three hotels for third-party owners and had a minority investment in one hotel, compared with 46 hotels owned, nine managed and minority investments in three hotels during the 1996 Quarter. Occupancy and average daily rate for owned hotels for the 1997 Quarter was 62.7% and $73.45, respectively, compared with 65.6% and $70.93, respectively, for the 1996 Quarter.

     RevPAR for the Stabilized Hotels increased 5.1% during the 1997 Quarter to $49.15 from $46.77 during the 1996 Quarter. The occupancy level and average daily rate for the Stabilized Hotels during the 1997 Quarter was 65.3% and $75.21 respectively, compared with 64.9% and $72.08 respectively for the 1996 Quarter. The increase in occupancy and average daily rate for the Stabilized Hotels during the 1997 Quarter is attributable to successful yield management and marketing strategies as well as a general improvement in the hospitality industry.

     Most of the 1995 Acquisitions were in various stages of repositioning and major renovations during the 1997 Quarter and, as a result, occupancy for the 1995 Acquisitions during the 1997 Quarter was 69.6% as compared to 71.9% for the 1996 Quarter. The average daily rate for these hotels was $72.76 for the 1997 Quarter as compared to $70.42 for the 1996 Quarter and RevPAR was $50.64 for both the 1997 and 1996 Quarters. RevPAR for the 1996 Acquisitions was $35.04 during the 1997 Quarter. The occupancy level and average daily rate for the 1996 Acquisitions during the 1997 Quarter was 51.4% and $68.17, respectively. These performance measures are not comparable to the 1996 Quarter as ten of the thirteen 1996 Acquisitions were made subsequent to March 31, 1996. The Company is currently implementing new marketing strategies and operational improvements at both the 1995 Acquisitions and the 1996 Acquisitions and expects to complete significant renovations at many of these hotels during 1997. In addition, the Company is currently negotiating to obtain certain new franchise affiliations.

     Revenues are comprised of room, food and beverage and other revenues. Room revenues are derived from guest room rentals, while food and beverage revenues primarily include sales from the Company's hotel restaurants, room service and hotel catering. Other revenues include charges for guests' long-distance telephone service, laundry service and use of meeting facilities and fees earned by the Company for services rendered in conjunction with managed properties. Revenues for the Company were $62.6 million for the 1997 Quarter, a 19.0% increase over revenues of $52.6 million for the 1996 Quarter. Of this $10 million increase in revenues, approximately $9 million was attributable to the Reposition Hotels, primarily the 1996 Acquisitions.

     Operating expenses are comprised of direct, general and administrative, other and depreciation and amortization. Direct expenses, including both rooms and food and beverage operations, reflect expenses generated directly from hotel operations. General and administrative expenses represent corporate salaries and other corporate operating expenses. Other expenses include primarily property level expenses from general operations such as advertising, utilities, repairs and maintenance and other property administrative costs. Direct operating expenses for the Company were $24.8 million for the 1997 Quarter and $20.7 million for the 1996 Quarter. This increase was fully attributable to the Reposition Hotels. The direct operating expenses for the Stabilized Hotels were $16.4 million (41.9% of related direct revenues) for the 1997 Quarter as compared to $16.9 million (43.6% of related direct revenues) for the 1996 Quarter. This decrease was a result of continued cost control measures implemented by management. Other operating expenses for the Company were $21.6 million for the 1997 Quarter and $18.6 million for the 1996 Quarter. This increase was also attributable to the Reposition Hotels. Depreciation and amortization expense for the Company was $5.4 million for the 1997 Quarter and $4 million for the 1996 Quarter. Included in this $1.4 million increase is $1 million associated with the Reposition Hotels and the remaining increase related to equipment purchases and improvements made at the Stabilized Hotels.

     As a result of the above, income from operations was $8.7 million for the 1997 Quarter as compared to $6.7 million for the 1996 Quarter. Included in the 1996 Quarter was a non-recurring charge of $.8 million relating to a severance payment.

     Interest expense, net of interest income, was $7.7 million for the 1997 Quarter, a $1.9 million increase over the $5.8 million for the 1996 Quarter. Included in this $1.9 million increase was $1 million associated with the amortization of certain non-cash deferred loan costs relating to a $123.2 million refinancing completed in April 1996, with the balance primarily relating to borrowings associated with the 1996 Acquisitions.

     Included in other income for the 1996 Quarter was a non-recurring $3.6 million settlement (net of expenses) in connection with a 1992 lawsuit brought on behalf of the Company against a bank group and law firm based on alleged breaches of their duties to the Company.

     After a provision for income taxes of $.2 million for the 1997 Quarter and $1.5 million for the 1996 Quarter, the Company had net income of $.3 million ($.03 per share) for the 1997 Quarter and $2.2 million ($.24 per share) for the 1996 Quarter. Without consideration of the non-recurring items discussed above, the Company had recurring income of $.3 million for the 1997 Quarter ($.03 per share) and $.6 million for the 1996 Quarter ($.06 per share).

  Year Ended December 31, 1996 ("1996") as Compared to the Year Ended December 31, 1995 ("1995")

     At December 31, 1996, the Company owned 56 hotels, managed four hotels for third-party owners and had a minority investment in one hotel compared with 43 hotels owned, nine managed for third-party owners and three minority investments at December 31, 1995.

     Revenues in 1996 were $239.5 million, a 34.2% increase over 1995 revenues of $178.5 million. Of the $61 million increase, $9.3 million was attributable to the Stabilized Hotels and $51.7 million was attributable to the Reposition Hotels. The increase for the Stabilized Hotels was primarily the result of a 6.1% increase in RevPAR due to successful yield management and marketing strategies as well as the continued improvement in the hospitality industry generally. However, the increase in RevPAR for these hotels was negatively impacted during 1996 by the loss of business associated with hurricane and storm activity in the southeastern United States during July and September.

     Operating expenses before depreciation and amortization were $182.9 million in 1996 (76.4% of revenue) compared with $142.3 million (79.7% of revenue) for 1995. The decrease in operating expenses as a percentage of revenues is a result of the combined effect of strong revenue growth and a continued emphasis on cost controls. Depreciation and amortization expense in 1996 was $18.7 million, an increase over 1995 depreciation and amortization expense of $12.4 million. Of this increase, $2.1 million and $4.2 million related to capital improvements made at the Stabilized Hotels and the Reposition Hotels, respectively.

     As a result of the above, income from operations for 1996 was $37.9 million, an increase of 59.2% over 1995 income from operations of $23.8 million.

     Interest expense (net of interest income) was $27.8 million for 1996, a $10.9 million increase over the $16.9 million of interest expense for 1995. Included in the $10.9 million increase was $7 million of interest expense on mortgages related to the Reposition Hotels. The remaining $3.9 million increase for the Stabilized Hotels included a $1.7 million expense associated with the amortization of certain deferred loan costs related to a $123.2 million refinancing (see Note 5 of the Notes to Consolidated Financial Statements), with the balance related to new borrowings.

     Minority interests were $2.1 million for 1996 and $.6 million for 1995. Of this $1.5 million increase, $1.2 million related to nine of the Reposition Hotels which were acquired in partnership with third parties.

     Other income for 1996 includes a $3.6 million net settlement of a lawsuit received by the Company as discussed above.

     The Company recognized an extraordinary charge of $.3 million, after taxes, in 1996 which related to early extinguishment of debt associated with the refinancing of certain hotels as more fully discussed under "-- Liquidity and Capital Resources."

     After a provision for income taxes of $3.2 million and a loss on early extinguishment of debt of $.3 million, net of taxes, for 1996 and a provision for income taxes of $2.6 million for 1995, the Company had net income of $8.2 million ($.84 per share) for 1996 and $3.9 million ($.42 per share) for 1995. Without consideration of the non-recurring and extraordinary items, the Company had net income of $5.4 million ($.55 per share) for 1996 and $4.3 million ($.46 per share) for 1995.

  Year Ended December 31, 1995 as Compared to the Year Ended December 31, 1994 ("1994")

     At December 31, 1995, the Company owned 43 hotels, managed nine hotels for third-party owners and had a minority investment in three hotels, compared with 32 hotels owned, ten managed for third-party owners and two minority investments at December 31, 1994.

     Revenues in 1995 were $178.5 million, a 19.2% increase over 1994 revenues of $149.7 million. Of the $28.8 million increase, $11.1 million was generated by the Stabilized Hotels and $17.7 million was attributable to the Reposition Hotels. The increase for the Stabilized Hotels was primarily attributable to a 5.4% increase in RevPAR as a result of the renovations and changes in franchise affiliations made at many of the hotels. Also contributing to the increase were effective yield management and marketing strategies as well as continued improvement in the hospitality industry generally.

     Operating expenses before depreciation and amortization were $142.3 million in 1995 (79.7% of revenue) compared with $123.6 million (82.6% of revenue) for 1994. The decrease in operating expenses as a percentage of revenues was primarily a result of an emphasis on cost controls. Depreciation and amortization expense in 1995 was $12.4 million, an increase over 1994 depreciation and amortization expense of $9.5 million. Of this increase, $1.6 million and $1.3 million related to continuing capital improvements made at the Stabilized Hotels and the Reposition Hotels, respectively.

     As a result of the above, income from operations for 1995 was $23.8 million, an increase of 43.4% over 1994 income from operations of $16.6 million.

     Other expenses in 1995 (primarily interest expense) of $18.5 million increased 43.4% over 1994 other expenses of $12.9 million. Of this increase, $2.6 million was related to interest associated with mortgages on the Reposition Hotels purchased in 1994 and 1995 and the remaining increase was primarily related to both the refinancing of 13 Stabilized Hotels and new borrowings for equipment purchases.

     The Company had other income (primarily interest income) of $1.2 million in 1995, an increase of 33.3% over 1994 other income of $.9 million which included a $.5 million gain on recovery of investments.

     After a provision for income taxes of $2.6 million in 1995 and $1.9 million in 1994, the Company had income before an extraordinary item of $3.9 million ($.42 per share) for 1995 and $2.8 million ($.34 per share) for 1994, an increase of 39.3%.

     In 1994, the Company had an extraordinary gain of $1.4 million ($.17 per share), net of income taxes of $1 million, related to a gain on discharge of indebtedness as more fully discussed in Note 5 of the Notes to Consolidated Financial Statements.

INCOME TAXES

     As of December 31, 1996, the Company had a net operating loss carryforward of approximately $28.8 million for federal income tax purposes. During 1996, the Company realized a tax benefit relating to a litigation settlement which reduced the effective tax rate for 1996 as compared to prior years. The Company does not anticipate any similar tax benefit in the future.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of liquidity are existing cash balances and cash flow from operations. The Company had EBITDA for the 1997 Quarter of $14.2 million, a 21.4% increase over the $11.7 million for the 1996 Quarter and EBITDA of $57.9 million for 1996, a 56.9% increase over the $36.9 million for 1995. EBITDA is a widely regarded industry measure of lodging performance used in the assessment of hotel property values, although EBITDA is not indicative of and should not be used as an alternative to net income or net cash provided by operations as specified by generally accepted accounting principles. In March 1996, the Company received a $3.6 million settlement (net of expenses) in connection with a 1992 lawsuit brought on behalf of Servico, against a bank group and law firm based on alleged breaches of their duties to the Company.

     At March 31, 1997, the Company's working capital deficit was $15.6 million which included $15.3 million of mortgage notes payable which mature within twelve months. The Company expects to refinance these mortgage notes before their due dates. The Company's ratio of current assets to current liabilities at March 31, 1997, was .7:1 (1:1, without consideration of the mortgages due in 1997). This compares to a working capital deficit of $14.2 million and a ratio of current assets to current liabilities of .7:1 at December 31, 1996.

     During 1996, the Company purchased eight hotels, entered into three partnerships which purchased three hotels and increased its ownership interest from 25% to 51% in two of its existing partnerships (which each own a hotel). The aggregate consideration for these purchases and ownership interest increases was $63.7 million, paid by the delivery of mortgage notes totaling $40.6 million and cash for the balance, of which approximately $2 million was contributed by the minority partners. These 13 hotels contain an aggregate of 2,479 guest rooms, are operated under franchise agreements with nationally recognized hospitality franchisors and are managed by the Company.

     At March 31, 1997, the Company's long-term obligations were $285.2 million compared to $284.9 million at December 31, 1996. During 1996, the Company borrowed approximately $123.2 million in new variable rate mortgage notes, satisfied approximately $84.5 million of existing obligations, paid approximately $5.0 million in fees and expenses, escrowed approximately $1.3 million for future use by the Company and generated approximately $32.4 million of net proceeds. In addition, the Company recorded approximately $7.4 million in non-cash deferred loan costs which are being amortized over 36 months. These deferred loan costs are payable in May 1999.

     Certain hotels which the Company owns are operated under franchise agreements that require the Company to make certain capital improvements in accordance with a specified time schedule. As part of the acquisition of hotels in 1995 and 1996, certain property improvements were required by the franchisors as a condition of granting a franchise with respect to the hotel. In addition, other improvements were required by the mortgagees. Further, in connection with the refinancing of other hotels, as more fully discussed in Note 5 of the Notes to Consolidated Financial Statements, the lenders required the Company to make additional property improvements. The Company estimates the balance remaining to complete all of such required improvements to be approximately $17.2 million at March 31, 1997. Approximately $14 million of these improvements are expected to be completed in 1997 with the balance to be completed by 1999. The Company had approximately $11.4 million escrowed for such improvements at March 31, 1997.

     Upon consummation of the Offering, the Company expects to use $128 million of the net proceeds to repay indebtedness. The remaining net proceeds of the Offering together with funds from the Company's existing working capital will be utilized to acquire interests in three hotels currently held by affiliates of the Company for an aggregate purchase price of $11.7 million. See "Use of Proceeds."

     The Company believes that cash on hand and cash generated from operations will be sufficient to support its capital improvement program and satisfy working capital requirements for the foreseeable future. However, the Company will be required to obtain additional debt or equity financings to pursue its planned acquisition strategy. The Company has obtained a commitment for the Credit Facility described below. There is no assurance that additional debt or equity financing will be available.

     On June 5, 1997, Lehman Holdings issued a commitment letter setting forth the basis on which Lehman Holdings would provide a Credit Facility of up to $100 million for use by the Company for working capital purposes, including the acquisition of additional hotels. Funding of the Credit Facility will be subject to a number of conditions, including negotiation of a definitive Credit Agreement and the consummation of the Offering. The Credit Agreement will contain customary conditions and covenants, including dividend payment limitations, capital expenditure requirements, negative pledge covenants and financial ratio covenants. Borrowings under the Credit Facility will be secured by first priority security interests in the Company's hotel properties which are not encumbered by mortgages in favor of other lenders and all of the capital stock of the Company's subsidiaries unless prohibited by existing debt instruments. Borrowings under the Credit Facility will mature three years after the date of closing, subject to up to two extensions of one year each upon satisfaction of various conditions and payment of an extension fee of .25% of the outstanding principal amount of the loans and, if extended, subject to required amortization of the outstanding principal balance. Amounts borrowed under the Credit Facility will bear interest at either, at the Company's election, a customary base rate or a eurodollar rate, plus in each case a marginal percentage of up to 2%, depending upon the interest rate selected and the Company's ratio of total debt to EBITDA. Interest will be payable monthly or, with respect to eurodollar rate loans, monthly and on the last day of selected interest periods. The Company will pay to Lehman Holdings an underwriting fee equal to $1,375,000 upon closing of the Credit Facility and will pay an annual fee of .25% on the average daily unused portion of the Credit Facility.

INFLATION

     The rate of inflation has not had a material effect on the Company's revenues or costs and expenses in the three most recent fiscal years, and it is not anticipated that inflation will have a material effect on the Company in the near term.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements, including statements regarding, among other things, (i) the Company's growth strategies, (ii) anticipated trends in the economy and the hotel industry and (iii) the Company's future financing plans. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar words often are intended to identify certain forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of changes in trends in the economy and the hotel industry, reductions in the availability of financing, increases in interest rates and the other factors described in "Risk Factors." In light of the foregoing, there is no assurance that the forward-looking statements contained in this filing will in fact prove correct or occur. The Company does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

                                  THE COMPANY

     Servico is one of the largest owners and operators of full-service hotels in the United States. The Company currently operates 59 hotels containing approximately 11,570 rooms located in 22 states. The Company's hotels are primarily mid-sized, with an average of approximately 200 rooms per hotel, and are primarily located in secondary metropolitan markets. The Company's full-service hotels offer food and beverage services, meeting space and banquet facilities. The Company's hotels include 43 wholly owned hotels, 14 partially owned hotels and two managed hotels. Six of the hotels are subject to long-term ground leases. All of the Company's hotels are affiliated with nationally recognized hospitality franchisors, including Holiday Inn, Best Western, Clarion, Crowne Plaza, Days Inn, Embassy Suites, Hampton Inn, Hilton, Howard Johnson, Omni, Quality Inn, Radisson, Sheraton and Westin. The Company operates 37 hotels under franchise agreements with Holiday Inn, making the Company the second largest Holiday Inn franchisee in the United States.

     The Company's objective is to maximize shareholder value by enhancing its position within the full-service segment of the lodging industry. The Company seeks to achieve external growth through the acquisition of underperforming hotels where the Company believes it can make meaningful improvements in operating results through strategic repositioning, renovation of physical facilities and, if appropriate, changes in franchise affiliation. Internally, the Company seeks to achieve growth through a focused operating strategy that generates continued increases in RevPAR and food and beverage revenues. The Company's success in implementing these strategies is illustrated by the Company's rapid growth over the last three years. Since January 1994, the Company has acquired 27 hotels and increased revenues, EBITDA and EPS, before non-recurring and extraordinary items, to $239.5 million, $57.9 million and $.55, respectively, at compound annual rates of 22.9%, 43.2% and 76.5%, respectively.

                               BUSINESS STRATEGY

     The Company seeks to capitalize on its experience and expertise in acquiring, repositioning, renovating and operating full-service hotels by continuing to purchase underperforming hotels in attractive markets. In addition, the Company seeks to enhance the operating performance of its hotels through the continued implementation of both marketing plans that uniquely position each hotel within its respective market and management plans designed to increase both net operating income and guest satisfaction.

ACQUISITION STRATEGY

     The Company has developed an acquisition strategy based on the hotel and market criteria described below. Since January 1994, the Company has implemented this strategy through the acquisition of 27 hotels, and the Company intends to continue to increase revenues and earnings through additional strategic acquisitions. The Company will accomplish such acquisitions primarily by adding wholly owned properties to its current portfolio and, if appropriate, by entering into joint ventures with third parties.

  Hotel Criteria

     Focus on Single Hotel and Small Portfolio Acquisitions. The Company typically targets the acquisition of single hotels or small portfolios. Management believes such acquisitions generally (i) are more conducive to the rapid and effective implementation of hotel-level improvements, (ii) allow for the immediate integration of acquired properties into the Company's management information and reporting systems, (iii) have more predictable impacts on cash flow and earnings and (iv) allow the Company to be geographically selective. Further, management believes that acquisitions of large portfolios are often adversely affected by the inclusion of less attractive hotels in the portfolio.

     Acquisition of Substantially Underperforming Hotels. Servico believes that its acquisition strategy differs from that of other owners and operators based on the Company's willingness and capacity to purchase substantially underperforming hotels and its ability to reposition such hotels after acquisition so as to achieve significant operating gains. The Company seeks full-service acquisition candidates with the potential for highly attractive returns through significant strategic repositioning, operational improvements, renovation enhancements and, if appropriate, changes in brand affiliation. Management believes that there is less competition for such hotels because of (i) the level of expertise, depth of management, amount of capital and corporate scale required to effectively purchase and turnaround such hotels and (ii) the fact that earnings and cash flows are negatively impacted during the repositioning period. The Company believes that the upside potential can, however, be significant.

     Focus on Full-Service Hotels. The Company's acquisition strategy is focused on full-service hotels in the mid-market and upscale segments of the lodging industry. The Company targets hotels that have, among other things, meeting space (or space that can be converted to meeting space), food and beverage facilities, banquet rooms and swimming pools. The Company believes that offering such amenities results in increased occupancy and food and beverage revenues. The Company has recently focused on acquiring larger-sized properties containing between 200 and 250 rooms. The Company believes this segment presents a substantial growth opportunity because of (i) the large number of properties available for acquisition, (ii) the significant number of owners of older properties in attractive, well established locations that lack the resources and capital to improve operating results, (iii) the beneficial impact of food and beverage service and meeting space on room utilization and bottom line profitability, (iv) attractive segment fundamentals, including limited construction and (v) generally attractive acquisition prices. The Company believes that many such potential acquisitions are located in superior locations that give them a competitive advantage within their markets, particularly after completion of renovations. The Company believes that it can purchase and refurbish such hotels well below replacement costs and at levels comparable to the cost of construction for many limited service hotels. Management estimates that its average purchase price (including planned renovations and maintenance expenditures) for hotels acquired in 1995 and 1996 was approximately $40,800 per room, compared to a replacement cost of over $75,000 per room for similar hotels.

  Market Criteria

     Focus on Markets with Attractive Fundamentals. The Company primarily acquires hotels that are located in secondary metropolitan markets. The Company believes that there is less competition for acquisitions in these markets and that the hotels in these markets are generally well-positioned in their respective markets due to their typically larger size and extensive amenities. The Company also believes that secondary metropolitan markets will be impacted less than hotels in major metropolitan areas during downward cycles in the economy. The Company generally seeks to acquire hotels that are located near multiple demand generators such as airports, business parks, tourist attractions, universities, convention centers and major highways, with a view to attracting a more diversified group of customers.

     Supply Limitations. When possible, the Company seeks markets that present significant barriers to entry for hotel construction. Such barriers to entry may include the unavailability of financing for new construction, zoning restrictions or lengthy and costly approval processes, and the continued imbalance between the cost to construct a new hotel and the price to acquire an existing hotel.

     Opportunistic Use of Multiple Branding Strategy. Because the Company does not affiliate exclusively with a single franchise brand, it is in a position to strategically select, based upon the characteristics relevant to the local market, the appropriate franchise affiliation for newly acquired hotels. At March 31, 1997, the Company's owned and managed hotels were affiliated with 14 nationally recognized hospitality franchises. The Company believes that such branding flexibility allows it to optimally position each hotel within its particular market. For example, in connection with its acquisition and $3.5 million renovation of the 243-room former Marriott in Worcester, Massachusetts, the Company changed the hotel's franchise affiliation to the Crowne Plaza brand. In addition to signaling to the community the repositioning and renovation of the property, the Company believes that the change to the Crowne Plaza brand made the hotel more competitive with a nearby Marriott that relies on the same Marriott reservation system that the Company's hotel previously utilized. The Company also views the numerous relationships that result from the use of multiple brands as additional sources of information concerning potential acquisitions.

OPERATING STRATEGY

     Experienced and Incentivized Management Team. The Company believes that it has assembled an experienced management team that is capable of leading the Company as it pursues its operating strategy. The members of the Company's senior management have an average of 18 years of experience in all segments of the lodging industry. In addition, the Company's general managers have an average of 12 years of experience in the lodging industry and nine years of experience with the Company. The Company's general managers and regional managers participate with senior management in the Company's Stock Option Plan, and each is incentivized through compensation structured as a combination of a base salary and performance bonus. The performance bonus, which can comprise as much as 50% of total compensation, is payable only upon the achievement of pre-established individual goals in the case of the general managers and individual and corporate goals in the case of the regional and senior managers. The Company also devotes significant time and effort to the training of employees at all levels of the organization, with property level employees typically receiving two weeks of training each year, including the extensive training provided by the Company's franchisors.

     Effective Centralized Controls and Support. The Company has implemented well-defined and effective centralized controls which provide corporate and regional support services yet promote flexibility and the entrepreneurial spirit of its employees to develop innovative solutions. The Company's proprietary MIS systems monitor hotel level performance in such areas as room yield utilization, labor and cash management, expense variances and other items on a daily and weekly basis. The Company provides centralized corporate support services and other programs in accounting, payroll, data processing, interior design, and sales, marketing, advertising and vendor purchases, but empowers hotel general managers to vary from such initiatives as appropriate. Servico has also developed a corporate sales and marketing group which assists hotel managers in soliciting, organizing and planning major guest functions particularly for meeting, catering and banquet business.

     Emphasis on Food, Beverage and Meeting Facilities. The Company seeks to utilize its banquet facilities and food and beverage operations to maximize room utilization and to diversify hotel earnings with high margin business. Management believes that these services enable it to attract increased business traffic throughout the business week and to expand group business for conventions, training and sales meetings, weddings and other events. Such group business can particularly enhance occupancy on weekends and during seasonally slow periods. In contrast to many hotel operators, the Company manages virtually all food and beverage operations internally. During 1996, the Company's owned hotels generated food and beverage profits of approximately $16 million on food and beverage revenues of approximately $69 million.

     Commitment to Reinvest. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of its owned hotels. Reinvestment can include, among other things, room and facility refurbishments, renovations and furniture and equipment replacements that are designed to maintain attractive accommodations, updated restaurants and modern equipment. The Company believes that these investments enhance the Company's competitive position.

     Focus on Holiday Inn Brands. With approximately 63% of the owned hotels operating under franchise agreements with Holiday Inn, the Company is the second largest Holiday Inn franchisee in the United States. The Company believes that Holiday Inn Worldwide has demonstrated a strong commitment to the quality and consistency of its hotels through the initiation of its core modernization program in September 1994. Pursuant to the program, Holiday Inn franchisees have spent in excess of $1 billion to upgrade the quality of their hotels based on specific requirements designed to enhance the appearance of the exteriors, rooms and public spaces of the hotels. The Company believes the Holiday Inn Worldwide reservations system is among the strongest and most productive in the industry.

                            BUSINESS AND PROPERTIES

ACQUISITIONS

     Ability to Identify Acquisitions. Since January 1994, the Company has successfully completed the acquisition of 27 hotels, almost doubling the Company's previous portfolio of 30 hotels. As a result of the significant experience of the Company's management team and its in-depth knowledge of individual local markets, the size and geographic diversity of the Company's current portfolio and management's personal relationships with numerous hotel owners and operators, the Company believes it has access to acquisition opportunities which may not be identified by its competitors. Information regarding potential acquisitions is sourced at every level of the Company's management, including its general managers, regional managers and senior management. Extensive industry association contacts also feed the Company's pipeline of potential acquisitions. Further, the Company believes that its established track record for consummating acquisitions provides it with invaluable credibility when approaching sellers and negotiating acquisition agreements.

     Ability to Acquire Hotels Below Replacement Cost. In 1995, the Company significantly accelerated the pace of its acquisition strategy. During 1995 and 1996, approximately $141.3 million was spent to acquire 23 hotels containing approximately 4,147 rooms compared to the acquisition of four hotels in 1994. The average purchase price of these hotels was approximately $34,100 per room, and planned or completed renovation expenditures total approximately $6,700 per room, of which approximately $4,700 per room has already been spent, for a total cost per room of approximately $40,800. Management believes this cost per room is significantly below replacement cost, which the Company estimates to be between $75,000 and $90,000 per room, for hotels of similar type and quality under current market and financial conditions. Eleven hotels were acquired in 1995 (the "1995 Acquisitions"). Twelve hotels were acquired in 1996 and the Company increased its ownership interest from a minority to a majority interest in one additional hotel in 1996 (the "1996 Acquisitions"). Of these acquisitions, hotels containing approximately 2,389 rooms are wholly owned by the Company and hotels containing approximately 1,966 rooms are majority owned by the Company through joint ventures.

     Adherence to a Defined Acquisition Strategy. The Company believes that the 1995 Acquisitions and the 1996 Acquisitions reflect its strategy of (i) focusing on full-service hotels in secondary metropolitan markets and (ii) acquiring hotels where it believes it can make a meaningful improvement in operating results through the repositioning and renovation of the acquired properties. The 1995 Acquisitions and the 1996 Acquisitions increased the number of owned hotels by approximately 73%, transforming the Company into one of the largest owners and operators of hotels in the United States. The Company believes that its portfolio expansion significantly decreases its sensitivity to changes in economic conditions in any single location. The Company also believes that the addition of the 1995 Acquisitions and the 1996 Acquisitions significantly strengthens the Company's base for future expansion into new markets.

     Acquisition Pipeline. The Company continually reviews hotel properties for potential acquisition and, to date in 1997, has reviewed proposals relating to approximately 29 hotel properties offered for sale at purchase prices aggregating approximately $347 million. While Servico is currently pursuing a number of these acquisitions, the successful acquisition of any property is subject to a number of conditions, which will vary by transaction, including the execution of definitive documentation, completion of due diligence to the Company's satisfaction and receipt of required consents. There is no assurance that any of these acquisitions will be consummated.

     Improved Access to Capital and a Strong Balance Sheet. Historically, the Company has used proceeds from the refinancing of the owned hotels as a source of acquisition financing. To expedite its future plans for external growth, the Company has obtained a commitment from Lehman Holdings for a $100 million three year senior secured Credit Facility. Upon the completion of the Offering and utilization of the proceeds to repay approximately $128 million of indebtedness, the Company's total pro forma debt outstanding as of March 31, 1997, will decrease from approximately $308 million to approximately $177 million, reducing the Company's pro forma ratio of debt to total market capitalization from approximately 68% to approximately

37%. The Company believes that such a reduction in debt will provide it with additional flexibility with respect to the execution of its acquisition strategy.

REPOSITIONING AND RENOVATIONS

     The Company is in the process of repositioning and renovating the 1995 Acquisitions and the 1996 Acquisitions. The Company is repositioning these hotels based upon strategic plans designed to address the opportunities presented by each hotel and the hotel's particular market. Renovations are chosen based on anticipated returns on investment, and include enhancing lobbies, restaurants and public areas, upgrading guest rooms and converting unprofitable lounge areas to meeting rooms to accommodate the needs of business travelers. In certain instances, the Company chooses to change a hotel's franchise affiliation to further enhance the property's identity. During 1995 and 1996, the Company invested a total of approximately $22.4 million in connection with the repositioning and renovation of these hotels.

     From 1991 through 1994, the Company devoted significant resources and efforts to repositioning and renovating its hotels (the hotels purchased prior to January 1, 1995, referred to as the "Pre-1995 Hotels"). During this period, the Company spent approximately $43 million (approximately $6,700 per room) on hotel renovations and on upgrading hotel operating systems and equipment at these properties. Fourteen of the Pre-1995 Hotels underwent changes in franchise affiliations to enhance their competitive position in their respective markets. The Company believes these efforts significantly increased the desirability of the Pre-1995 Hotels.

     The following table sets forth certain key hospitality performance measures, including the percentage changes from the prior year, for the Pre-1995 Hotels, the 1995 Acquisitions and the 1996 Acquisitions included in the Company's consolidated financial statements:

                                       TOTAL                        YEARS ENDED DECEMBER 31,
                               ---------------------   ---------------------------------------------------
                               NUMBER OF   NUMBER OF              %                 %                 %
                               HOTELS(1)     ROOMS      1994    CHANGE    1995    CHANGE    1996    CHANGE
                               ---------   ---------   ------   ------   ------   ------   ------   ------
PRE-1995 HOTELS..............     32         6,464
  Occupancy..................                            65.8%   5.11%     67.8%   3.04%     68.0%    .29%
  Average Daily Rate.........                          $65.14    6.72%   $67.95    4.31%   $71.59    5.36%
  RevPAR.....................                          $42.85   12.17%   $46.09    7.56%   $48.72    5.71%
  Hotel EBITDA Margin........                            24.1%   6.64%     25.9%   7.47%     29.1%  12.36%
1995 ACQUISITIONS............     11         1,876
  Occupancy..................                              --      --      67.7%     --      71.3%   5.32%
  Average Daily Rate.........                              --      --    $59.40      --    $65.24    9.83%
  RevPAR.....................                              --      --    $40.23      --    $46.52   15.64%
  Hotel EBITDA Margin........                              --      --      29.2%     --      35.7%  22.26%
1996 ACQUISITIONS(2).........     13         2,479
  Occupancy..................                              --      --        --      --      56.8%     --
  Average Daily Rate.........                              --      --        --      --    $64.10      --
  RevPAR.....................                              --      --        --      --    $36.39      --
  Hotel EBITDA Margin........                              --      --        --      --      18.3%     --
                                  --        ------
                                  56        10,819
                                  ==        ======

---------------

(1) Excludes an unconsolidated 240-room hotel in which the Company has a minority ownership interest.
(2) Includes one hotel purchased in 1994 and one hotel purchased in 1995 by partnerships in which the Company had a minority interest. These hotels were accounted for under the equity method until April 1996, at which time the Company acquired a majority interest and, accordingly, began consolidating their financial information.

INDUSTRY AND PERFORMANCE OUTLOOK

     The Company expects overall industry performance to improve in most of the markets where the owned and managed hotels are located. While in certain markets occupancy has leveled off, the Company believes these markets will generally support additional price increases, which would potentially favorably impact financial results even at the Company's Pre-1995 Hotels. The 1995 Acquisitions and the 1996 Acquisitions are still in various stages of renovation, and the Company does not expect the majority of these hotels to achieve stabilized operating results until 1998. As a result, the Company anticipates further improvements in the operating performance of the 1995 Acquisitions and the 1996 Acquisitions independent of any favorable impact from overall industry conditions.

HOTEL OPERATIONS

     The Company believes that its corporate management structure and effective centralized controls provide corporate and regional support yet encourage its hotel managers to develop innovative solutions to the issues which arise at the individual hotel level. The Company's organizational structure emphasizes direct accountability through vertical integration in order to maintain Servico's standards for guest services and hotel operations throughout its hotel system. The Company has established certain uniform productivity standards and skill requirements for hotel employees, which the Company believes increase operating efficiencies by enhancing the Company's ability to measure performance and to interchange certain employees within its hotel system.

     Hotel Management. The day-to-day operations of each Servico hotel are managed by a general manager who is assisted by additional on-site employees who specialize in the areas of food and beverage, marketing, budgeting, housekeeping and maintenance. The actual size of each hotel's on-site management team varies depending on the hotel's size and business volume. Servico's 59 general managers have an average of over 12 years of experience in the lodging industry and an average of over nine years of experience with the Company. To bring yield management to the property level, the Company extensively trains each general manager to understand the financial side of hotel operations, including gross operating margins, cash flow, debt service and return on investment. General managers and certain other on-site employees also participate in equity-based incentive programs and can receive up to 50% of their base salary in the form of performance bonuses, both of which are based largely on the financial performance and guest satisfaction at their respective hotels. The Company believes that financial accountability at the property level and performance-based compensation help to achieve the appropriate balance between providing high quality guest services and generating consistently strong and improving returns.

     Direct Sales and Marketing. While there are significant benefits from affiliations with national reservation systems, the Company believes that many reservation decisions are made in local markets and that significant business can be attracted through an aggressive local sales effort. Additionally, because the Company strongly believes that the utilization of meeting space and banquet facilities results in increased occupancy, the Company maintains corporate sales and marketing departments which, together with the regional managers, assist the on-site sales and marketing personnel in attracting conventions, business meetings and other major guest functions. The Company has a track record of attracting group business during low volume periods, which the Company believes enables its hotels to maintain higher occupancy levels than its competitors.

     Regional Operations. Servico's general managers each report directly to one of three regional managers who, in turn, report to the Company's Executive Vice President-Chief Operating Officer. The Company divides its operations into three regions and has regional offices located in Atlanta, Georgia, Phoenix, Arizona and Pittsburgh, Pennsylvania. The regional management teams provide management support and direction to the general managers and their staff, coordinate communications between the hotels and the Company's centralized corporate departments and assist in establishing and administering corporate policies, procedures and standards.

     Centralized Corporate Services and Information Systems. The Company has a centralized corporate staff located in West Palm Beach, Florida which provides a variety of managerial and support services to its hotels. The Company believes that its experienced corporate management team provides strong, central leadership in all areas of operations, including accounting and finance, payroll, data processing and MIS, interior design, purchasing, food and beverage services, human resources, recruiting and training, corporate sales and marketing, advertising, insurance and telecommunications. The Company's systems provide its senior management and hotel-level employees with comprehensive hotel operations data on a daily, weekly or monthly basis, including occupancy and rate information, yield management data, cost and labor variance analysis, and budget tracking for both hospitality and food and beverage operations. Each individual hotel is ranked against other hotels within a region based on operating performance measures and analyzed by general, regional and corporate managers. Servico believes that such rankings encourage managers to improve hotel operating performance and develop "best practices," which can be utilized throughout the Company's portfolio.

     Budgeting Process. Intensive hotel-level budgeting is undertaken by the Company's corporate, regional and hotel level managers on an annual and quarterly basis for all of the owned hotels. These plans, which are initiated by the general and regional managers, are reviewed and monitored by regional managers and corporate staff. The Company's business plans seek to customize marketing, staffing, capital investment and yield enhancement programs on an individual property basis. Revenue and cost targets are based on historical operating performance, planned renovations, operational efficiencies and changing competitive trends and local market conditions. In addition, capital budgets are developed with a view toward enhancing a hotel's guest appeal, attracting new customers and generating increased revenue and cash flow. The Company's budgeting process also includes a closely monitored system of 90-day hotel level action plans that assist hotel managers in achieving their goals.

     Recruiting and Training. The Company is strongly committed to developing and promoting its management personnel from within the Servico organization. To ensure ongoing career development, adherence to Company operating standards and high levels of guest satisfaction, the Company has developed detailed and ongoing training programs for its employees from general managers to housekeeping staff. General managers and property level employees typically receive two weeks of training each year. Training programs are implemented by the Company's regional operations group and are held at the Company's properties nationwide, although the Company also utilizes the extensive training programs available through its franchisors. Training programs focus on key operational areas, including yield management, sales and marketing, customer service and loss prevention.

     Purchasing. The Company centrally purchases a wide variety of goods and services, including perishable food, consumable supplies, dry goods, linens, cable television systems, telephone systems, advertising agency services, independent marketing services, printing services, furniture, fixtures and equipment. The Company's purchasing department is a key element of its operating plan and its ability to control costs and improve the profitability of its hotels. As one of the largest owners and operators of full-service hotels in the United States, the Company believes that it has significant leverage to negotiate competitive prices on goods and services from both local and national vendors.

FRANCHISE AFFILIATIONS

     In recent years, operators of hotels not owned or managed by major lodging companies have affiliated their hotels with national hospitality franchisors as a means of remaining competitive with hotels owned by or affiliated with national lodging companies. Franchisors provide a number of services to hotel operators that can generate additional occupancy and contribute to the improved financial performance of their properties, including national reservation systems, marketing and advertising programs and direct sales programs. The Company believes that hotel franchisors with larger numbers of hotels enjoy greater brand awareness among potential hotel guests than those with fewer numbers of hotels. As an independent hotel owner and operator, the Company is in a position to choose the franchise that will best position each hotel in its particular market. In certain instances, following the renovation of a property, the Company will change a hotel's franchise affiliation to further signal the changes in the improved property to the community.

     At April 30, 1997, all of the Company's owned and managed hotels were affiliated with nationally recognized hospitality franchises, including Holiday Inn, Best Western, Clarion, Crowne Plaza, Days Inn, Embassy Suites, Hampton Inn, Hilton, Howard Johnson, Omni, Quality Inn, Radisson, Sheraton and Westin, as set forth in the following table:

                                                     TOTAL                WHOLLY OWNED     PARTIALLY OWNED       MANAGED
                                          ----------------------------   ---------------   ---------------   ---------------
                                          NUMBER   NUMBER   PERCENT OF   NUMBER   NUMBER   NUMBER   NUMBER   NUMBER   NUMBER
                                            OF       OF       TOTAL        OF       OF       OF       OF       OF       OF
FRANCHISE                                 HOTELS   ROOMS      ROOMS      HOTELS   ROOMS    HOTELS   ROOMS    HOTELS   ROOMS
---------                                 ------   ------   ----------   ------   ------   ------   ------   ------   ------
Holiday Inn.............................    37     7,089       61.3%       25     4,379      11     2,453      1       257
Best Western............................     5       799        6.9%        5       799      --        --     --        --
Hilton..................................     3       624        5.4%        2       431       1       193     --        --
Radisson................................     2       407        3.5%        1       163       1       244     --        --
Hampton Inn.............................     2       237        2.1%        2       237      --        --     --        --
Howard Johnson..........................     2       255        2.2%        2       255      --        --     --        --
Omni....................................     2       605        5.2%        1       386       1       219     --        --
Other...................................     6     1,554       13.4%        5     1,300      --        --      1       254
                                            --     ------     -----        --     -----      --     -----      --      ---
        Total...........................    59     11,570     100.0%       43     7,950      14     3,109      2       511
                                            ==     ======     =====        ==     =====      ==     =====      ==      ===

     The Company's franchise agreements typically authorize the operation of a hotel under a particular brand, at a specific location or within a specific area, and require that the hotel be operated in accordance with standards specified by the franchisor. The franchise agreements also permit the Company to utilize the franchisor's reservation system. Generally, the franchise agreements require the Company to pay a royalty fee, an advertising/marketing fee, a fee for the use of the franchisor's nationwide reservation system and certain ancillary charges. The franchise agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the franchisor. The franchise agreements generally have an original ten-year term, although certain franchise agreements provide for original 15 and 20 year terms. The majority of the Company's franchise agreements have five to nine years remaining on the term. The average remaining life of the Company's franchise agreements is approximately seven years. The franchisor may require the Company to upgrade its facilities at any time to comply with the franchisor's then current standards. The franchisor may elect not to renew a franchise agreement or, in connection with a franchise renewal, may require payment of a renewal fee, increased royalty and other recurring fees and substantial renovation of the facility. It is the Company's policy to review individual property franchise affiliations at the time of property acquisition and, thereafter, on a regular basis. These reviews may result in changes in such affiliations. The Company believes that its relationships with its franchisors are good and that its position as one of the nation's leading owners and operators of hotels enhances the Company's relationships with its franchisors. See "Risk Factors -- Risks Associated with Franchise Agreements."

     HOLIDAY INN(R), BEST WESTERN(R), CLARION(R), CROWNE PLAZA(R), DAYS INN(R), EMBASSY SUITES(R), HAMPTON INN(R), HILTON(TM), HOWARD JOHNSON(R), OMNI(R), QUALITY INN(R), RADISSON(TM), SHERATON(R) AND WESTIN(TM) ARE REGISTERED TRADEMARKS OF THIRD PARTIES, NONE OF WHICH SHALL BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAVE ANY OF SUCH FRANCHISORS ENDORSED OR APPROVED THE OFFERING. SUCH FRANCHISORS HAVE NOT ASSUMED, AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR, ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE COMPANY'S HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF SUCH FRANCHISORS (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE SHARES OF COMMON STOCK OFFERED HEREBY.

MANAGEMENT AGREEMENTS

     The Company currently manages two hotels for third-parties pursuant to written management agreements. These agreements provide that the Company will be paid a base fee calculated as a percentage of gross revenues, and generally provide for an accounting services fee and an incentive management fee. The incentive management fee is generally a percentage of gross operating profits in excess of a negotiated amount. All operating and other expenses are paid by the third-party owner.

     One of the Company's hotels, the Westin William Penn, located in Pittsburgh, Pennsylvania, is managed by an unaffiliated third-party. The terms of this management agreement provide for the third-party manager to receive the greater of a base fee of three percent of gross revenues or an incentive fee based upon profits available for debt service. The management agreement for this hotel also requires the Company to make funds available for capital improvements.

EMPLOYEES

     At March 31, 1997, the Company employed approximately 4,300 full-time and approximately 1,800 part-time employees, of whom approximately 5,300 were compensated on an hourly basis. Approximately 80 employees work at the Company's corporate headquarters. At March 31, 1997, employees at four hotels were represented by labor unions. Management believes that relations with its employees are good.

THE PROPERTIES

     The following table sets forth certain information with respect to the Company's owned hotels:

                                                         NUMBER                          DATE OF
                                                        OF GUEST   YEAR      DATE         LAST       PERCENT
              HOTEL                     LOCATION         ROOMS     BUILT   ACQUIRED   RENOVATION(1)  OWNED(2)
              -----                     --------        --------   -----   --------   -------------  --------
Hampton Inn......................  Dothan, AL               113    1988      8/95         1996         100%
Holiday Inn......................  Dothan, AL               102    1961      8/95         1996         100%
Holiday Inn Express..............  Gadsden, AL              143    1963      8/95         1996         100%
Holiday Inn(3)...................  Sheffield, AL            201    1981      5/82         1994         100%
Howard Johnson...................  Flagstaff, AZ            100    1984      9/89         1993         100%
Holiday Inn (West)...............  Phoenix, AZ              144    1986      9/89         1995         100%
Holiday Inn Select
  (Airport)(4)...................  Phoenix, AZ              298    1987      6/95         1995          51%(5)
Radisson (Airport)...............  Phoenix, AZ              163    1988      9/89         1995         100%
Holiday Inn Express..............  Palm Desert, CA          129    1984      9/89         1992         100%
Holiday Inn......................  Frisco, CO               216    1969     11/96      in process      100%
Holiday Inn Express..............  Ft. Pierce, FL           164    1964      8/95      in process      100%
Holiday Inn......................  Melbourne, FL            293    1981      8/94         1996          50%
Hampton Inn......................  Pensacola, FL            124    1985      8/95         1995         100%
Holiday Inn......................  Pensacola, FL            152    1981      8/95         1996         100%
Holiday Inn Express..............  Pensacola, FL            214    1960      8/95         1996         100%
Omni.............................  West Palm Beach, FL      219    1983      8/83         1994          50%
Holiday Inn......................  Augusta, GA              239    1979      1/96      in process       51%
Holiday Inn......................  Brunswick, GA            126    1974      9/76         1994         100%
Holiday Inn(4)...................  Jekyll Island, GA        199    1974      9/76         1995         100%
Best Western.....................  Council Bluffs, IA        89    1963      7/96         1993         100%
Best Western.....................  Des Moines, IA           161    1975      7/96      in process      100%
Hilton...........................  Sioux City, IA           193    1973      1/96         1994          51%
Holiday Inn......................  Bloomington, IN          187    1974     12/86         1992         100%
Hilton...........................  Fort Wayne, IN           245    1985      8/93         1996         100%
Holiday Inn......................  Fort Wayne, IN           208    1968      9/94         1995          51%
Holiday Inn......................  Lawrence, KS             192    1982      8/95         1996          51%(5)
Holiday Inn......................  Manhattan, KS            197    1981      8/95         1996          51%(5)
Holiday Inn......................  Wichita, KS              152    1973      7/96      in process      100%
Quality Hotel....................  Metairie, LA             204    1972     12/89         1995         100%
Radisson (Airport)...............  New Orleans, LA          244    1973     11/79         1995          50%
Crowne Plaza.....................  Worcester, MA            243    1982      5/95         1996          51%
Days Inn(4)......................  Silver Spring, MD        140    1955      9/93         1995         100%
Holiday Inn......................  Lansing, MI              239    1977      5/96      in process      100%
Crowne Plaza.....................  Saginaw, MI              177    1980     10/95         1996          51%
Hilton...........................  Troy, MI                 186    1975     10/83         1996         100%
Holiday Inn......................  St. Paul, MN             156    1973      4/88         1995         100%
Holiday Inn......................  Fayetteville, NC         198    1983      6/83         1994         100%
Holiday Inn(3)...................  Raleigh, NC              202    1969      1/69         1994         100%
Best Western.....................  Omaha, NE                213    1970      7/96      in process      100%
Sheraton.........................  Omaha, NE                168    1975      7/96      in process      100%
Holiday Inn......................  Santa Fe, NM             130    1986      9/89         1992         100%
Omni(4)..........................  Albany, NY               386    1980     11/81         1995         100%
Holiday Inn......................  Columbus, OH             240    1966     12/94         1996          30%
Holiday Inn......................  Richfield, OH            219    1967      1/96         1997          51%
Clarion (Airport)................  Pittsburgh, PA           193    1972      4/75         1995         100%
Holiday Inn (Greentree)..........  Pittsburgh, PA           200    1971     10/72      in process      100%
Holiday Inn (McKnight Rd.).......  Pittsburgh, PA           147    1970      9/75         1995          50%
Holiday Inn (Monroeville)........  Pittsburgh, PA           189    1968      6/68         1996         100%
Holiday Inn (Parkway East).......  Pittsburgh, PA           180    1976      7/76         1996         100%
Holiday Inn (Meadowlands)........  Pittsburgh, PA           138    1973     12/83         1996         100%
Howard Johnson (Airport).........  Pittsburgh, PA           155    1963      2/63         1991         100%


                                                         NUMBER                          DATE OF
                                                        OF GUEST   YEAR      DATE         LAST       PERCENT
              HOTEL                     LOCATION         ROOMS     BUILT   ACQUIRED   RENOVATION(1)  OWNED(2)
              -----                     --------        --------   -----   --------   -------------  --------
Westin William Penn..............  Pittsburgh, PA           595    1916     10/87         1996         100%
Best Western.....................  Charleston, SC           197    1981      8/94         1993         100%
Best Western.....................  Hilton Head, SC          139    1990      6/96      in process      100%
Holiday Inn......................  Hilton Head, SC          201    1974      5/77         1995         100%
Holiday Inn......................  Austin, TX               210    1984     12/89         1994         100%
Holiday Inn......................  Laredo, TX               207    1976     12/89         1994         100%
                                                         ------
          Total..................                        11,059
                                                         ======

---------------

(1) The year in which major renovations were completed as distinguished from on-going maintenance expenditures.
(2) At March 31, 1997, the operations of 56 Owned Hotels were consolidated in the financial statements of the Company, and the operations of one Owned Hotel in which the Company has a minority interest was accounted for under the equity method. See "Notes to Consolidated Financial
    Statements -- Summary of Significant Accounting Policies -- Principles of Consolidation."
(3) Hotel subject to long-term lease covering the land and improvements.
(4) Hotel subject to long-term ground lease.
(5) Hotel is currently 51% owned. Proceeds from this Offering together with funds from the Company's working capital will be used to purchase the remaining 49% interest held by certain EMC Affiliates.

     The following summary presents certain information concerning each of the Company's owned hotels:

                         HAMPTON INN -- DOTHAN, AL
                         Located at US 231 Bypass at US 84 West. Amenities include outdoor pool and exercise facility. Local attractions include Westgate Softball Complex and Park and Waterworld, 1/2 mile; Robert Trent Jones Golf Trail, 3 miles; Adventureland, nearby. Local companies include Ft. Rucker, Michelin, Sony, Farley Nuclear Plant, Globe Motors, Georgia Pacific and Flowers

                         Hospital.

                         MAP

                         HOLIDAY INN -- DOTHAN, AL
                         Located on US 231 Bypass at US 84 West, 7 miles from airport. Amenities include 2,250 square feet of meeting room space, full-service restaurant, outdoor pool and exercise facility. Local attractions include Gulf Coast beaches, 85 miles; Waterworld, Westgate Park and Softball Complex, 1/2 mile; Wiregrass Commons Mall, civic center and Robert Trent Jones Golf Trail, 3 miles. Local companies include Sony and Georgia

                         Pacific.

                         MAP

                         HOLIDAY INN EXPRESS -- GADSDEN, AL
                         Located at junction of I-59, US 431 and 278. Amenities include 600 square feet of meeting room space and outdoor pool. Local attractions include golf at Silver Lakes and Robert Trent Jones Golf Trail; downtown Gadsden, 3 miles; Noccalula Falls and City Park, Guntersville State Park and Lake Guntersville, 4 miles; Boaz Shopping Factory Outlets, 14 miles; Gadsden Sports Complex, 2 miles; Alabama International Dragway, 10 miles and Ft. Payne, 42 miles.

                         MAP

                         HOLIDAY INN -- SHEFFIELD, AL
                         Located in the Muscle Shoals Area which is situated in the Tennessee Valley region. Amenities include over 4,000 square feet of meeting room space, full-service restaurant, free transportation to/from airport, outdoor pool, whirlpool/spa and exercise facility. Local attractions include Helen Keller Birthplace, 4 miles; Natchez Trace Parkway, 12 miles; Reynolds Aluminum, W.C. Handy Museum, 5 miles; Tennessee Tombigbee Waterway, TVA, 1 mile; fishing, golf, tennis, racquetball and health club facilities nearby; Pope's Tavern, nearby; Indian Mound Museum, Wilson Dam, 3 miles; McFarland Park, 2 miles.

                         MAP

                         HOWARD JOHNSON -- FLAGSTAFF, AZ
                         Located off Interstate 40. Amenities include full-service restaurant, glass-enclosed indoor pool and whirlpool/spa and game room. Local attractions include shopping mall, 2 miles; downtown, 1 mile; nearby Grand Canyon, Sedona, Snow Bowl, Lake Powell, Lowell

                         Observatory and Northern Arizona University.

                         MAP

                         HOLIDAY INN WEST -- PHOENIX, AZ
                         Located on I-10 in west Phoenix. Amenities include 3,900 square feet of meeting room space, full-service restaurant and lounge, outdoor pool, whirlpool/spa and exercise facility. Local attractions include Phoenix International Airport, 7 miles; Desert Sky Pavilion, 2 miles; Goodyear Air Park, Metro Center Mall, 10 miles; Convention Center, American West Arena and Arizona

                         State Fairgrounds, 5 miles.

                         MAP

                         HOLIDAY INN SELECT (AIRPORT) -- PHOENIX, AZ
                         Located at corner of 44th Street and Washington, 1 mile from I-10 and the airport. Amenities include 12,000 square feet meeting room space, full-service restaurant and lounge, outdoor pool, whirlpool/spa and exercise facility. Local attractions include downtown Phoenix, 4 miles; Arizona State University, 3 miles; Phoenix Civic Plaza, Oakland A's Training, zoo, 2 miles; and

                         Scottsdale, 5 miles.

                         MAP

                         RADISSON (AIRPORT) -- PHOENIX, AZ
                         Located off Interstate 10, 5 minutes from Sky Harbor International Airport. Amenities include 4,000 square feet of meeting room space, full-service restaurant and lounge, outdoor pool, whirlpool/spa and exercise facility. Local attractions include Old Town Tempe, Arizona State University and Sun Devil Stadium, 4 miles; Phoenix Civic Plaza and America West Plaza, 7 miles; at gateway to Southbank Business Park.

                         MAP

                         HOLIDAY INN EXPRESS -- PALM DESERT, CA
                         Located on Highway 111, 13 miles from the airport. Amenities include outdoor pool, whirlpool/spa, tennis courts and exercise facility. Local attractions include 89 championship golf courses nearby; Desert Town Center, Living Desert, 2 miles; World Class Shopping, Aerial Tramway, 20 miles; El Paseo Shopping District, 1 mile; and Oasis Waterpark, 15 miles.

                         MAP

                         HOLIDAY INN -- FRISCO, CO
                         Located off I-70. Amenities include full-service restaurant and lounge, game room, indoor pool and whirlpool. Local attractions include all of Summit County's premier ski areas and golf courses in 15 mile radius; located on Lake Dillon; 81 factory outlet stores, 3 miles; adjacent to 47 miles of paved bike paths; downtown Breckenridge, 10 miles; hiking, cross country skiing, fishing, river rafting and casinos nearby.

                         MAP

                         HOLIDAY INN EXPRESS -- FT. PIERCE, FL
                         Located near junction of Florida Turnpike and I-95, 3 miles from airport. Amenities include 2,260 square feet meeting room space and outdoor pool. Local attractions include Jai Alai, 1 mile; beach, 8 miles; Mets Complex, 5 miles; Orange Blossom Mall, 2 miles; Indian River Community College and St. Lucie County Airport, 3 miles; hospital and civic center, 4 miles; factory outlet mall, 2 blocks; and Palm Beach International

                         Airport, 50 miles.

                         MAP

                         HOLIDAY INN -- MELBOURNE, FL
                         Located off I-95 on beach, 6 miles from Melbourne airport and 55 miles from Orlando airport. Amenities include 6,200 square feet of meeting room space, full-service restaurant and lounge, outdoor pool, whirlpool/spa, game room, tennis courts and exercise facility. Local attractions include closest beach to Disney, MGM and Sea World, 59 miles; Kennedy Space

                         Center, 29 miles; Patrick Air Force Base, 5 miles.

                         MAP

                         HAMPTON INN -- PENSACOLA, FL
                         Located off I-10, 5 miles from the airport. Amenities include 500 square feet of meeting room space, complimentary breakfast and airport transportation. Local attractions include mall (adjacent); beaches, 15 miles; University of West Florida, 2 miles; Pensacola Junior College, 5 miles; downtown, 6 miles. Local companies include Westinghouse, Air Products and

                         Monsanto Chemical.

                         MAP

                         HOLIDAY INN -- PENSACOLA, FL
                         Located off I-10, 5 miles from the airport. Amenities include 3,000 square feet of meeting room space, full-service restaurant and lounge, outdoor pool and exercise facility. Local attractions include downtown business and historical district, 8 miles; Pensacola Civic Center, 7 miles; Pensacola Beach, 15 miles; Naval Air Station and Museum, 15 miles; West Florida Hospital & Medical Center, 3 miles; Ellyson Industrial Park, 4 miles; and Pensacola Junior College, 4 miles. Local companies include Monsanto Chemical, Air Products and

                         Westinghouse.

                         MAP

                         HOLIDAY INN EXPRESS -- PENSACOLA, FL
                         Located off I-10, 7 miles from the airport. Amenities include 1,650 square feet of meeting room space and outdoor pool. Local attractions include historical district, civic center and downtown, 3 miles; Gulf of Mexico and Ft. Pickens, 2 miles; Naval Air Station, zoo and NAS Museum, 9 miles; golf course, 13 miles. Local companies include Westinghouse, Gulf Power and Air

                         Products.

                         MAP

                         OMNI -- WEST PALM BEACH, FL
                         Located off I-95, less than a mile from Palm Beach International Airport. Amenities include 10,000 square feet of meeting room space, full-service restaurant and lounge, outdoor pool, whirlpool/spa, tennis courts and exercise facility. Local attractions include beaches, 5 miles; dog track, 1 mile; Worth Avenue, 5 miles;

                         Montreal Expos Spring Training, 3 miles.

                         MAP

                         HOLIDAY INN -- AUGUSTA, GA
                         Located along I-20, 6 and 12 miles from the airports. Amenities include 4,500 square feet of meeting room space, full-service restaurant, outdoor pool, whirlpool/spa and exercise facility. Local attractions include Augusta National Golf Course, 1 mile; Clark Hill Lake & Dam, 21 miles; Riverfront Area, 8 miles; located in Central Savannah River Area; minutes from Historic Downtown Augusta & The Riverfront Park; near Ft. Gordon, Medical College of Georgia, convention center, shopping malls and Jones Creek & Forest Hills golf courses.

                         MAP

                         HOLIDAY INN -- BRUNSWICK, GA
                         Located on I-95, 4 miles from the jetport. Amenities include 1,780 square feet of meeting room space, full-service restaurant and lounge and outdoor pool. Local attractions include beaches, 15 miles; 207 holes of golf within 3 miles; outlet mall, 1 block; Glynn Place Mall, 2 miles; historical downtown, 5 miles; and

                         Brunswick's waterfront, 5 miles.

                         MAP

                         HOLIDAY INN -- JEKYLL ISLAND, GA
                         Located 14 miles off I-95. Amenities include 7,600 square feet of meeting room space, full-service restaurant and lounge, outdoor pool, game room, and tennis courts. Local attractions include 63 holes of golf, 13 tennis courts, bicycle rentals, paved bicycle and jogging trails, boat rentals, fishing, water park, swimming, windsurfing, dolphin cruise and historical tours.

                         MAP

                         BEST WESTERN -- COUNCIL BLUFFS, IA
                         Located off of I-480 and Highway 6, closer to the downtown business district of Omaha than the main area of Council Bluffs. Downtown Omaha is 2 miles to the west of the hotel. Amenities include 1,900 square feet of meeting space, indoor pool, with a full-service restaurant adjacent to the property. Local attractions include Old Market, 3 miles; Bluffs Run Greyhound Racing, 4 miles; Eppley Airfield, 6 miles; Omaha Civic Auditorium, 3 1/2 miles; Rosenblatt Stadium, Henry Dorley Zoo, Amtrak Terminal, 5 miles; Aksarben Field, 9 miles.

                         MAP

                         BEST WESTERN -- DES MOINES, IA
                         Located in west suburban Des Moines, one block East of I-35, Exit 125, in close proximity to several major office parks. Amenities include 5,500 square feet of meeting space, full-service restaurant and lounge, indoor pool, whirlpool/spa, game room, and airport service. Local attractions include the downtown business, convention, cultural centers, 12 miles; Des Moines International Airport, 15 miles; State Capitol, 10 miles; Adventureland Park, State Fairgrounds, Prairie Meadows Racetrack & Casino, 20 miles; Drake University, 8 miles; Bridges of Madison County, 30 miles; Iowa State University, 35 miles; Living History

                         Farms and Valley West Mall, 1 mile.

                         MAP

                         HILTON -- SIOUX CITY, IA
                         Located 2 blocks from I-29, Exit 147B, in downtown Sioux City and connected to the convention center, area shops and the central business district by enclosed skywalks. Amenities include 12,000 square feet of meeting space, restaurant and lounge, indoor pool, whirlpool/spa and exercise facility. Within 1 mile of the hotel are the following local attractions: Anderson Dance Pavilion; The Belle of Sioux City Riverboat Casino; Sioux City Auditorium; the Sioux City Art Center; and the Midland Marina. Other attractions include dog and horse racing, 3 miles; airport 10 miles; Dakota Dunes, 2 miles.

                         MAP

                         HOLIDAY INN -- BLOOMINGTON, IN
                         Located off SR 37 on Kinser Parkway, 6 miles from airport. Amenities include 3,240 square feet of meeting room space, full-service restaurant and lounge, indoor pool, whirlpool/spa and game room. Local attractions include Indiana University and Bloomington Convention Center, 1 mile; Otis, GE, ABB, Thomson Consumer and Rogers Mall, 3 miles; Oliver Winery, 5 miles; and Lake

                         Monroe, 12 miles.

                         MAP

                         HILTON -- FORT WAYNE, IN
                         Located off I-69, 7 miles from the airport. Amenities include 54,000 square feet of meeting room space in the attached Grand Wayne Center, full-service restaurant and lounge, indoor pool, whirlpool/spa and exercise facility. Local attractions include Botanical Gardens, Embassy Theater and Historical & Art Museum, 2 blocks;

                         and Memorial Coliseum & Stadium, 3 1/2 miles.

                         MAP

                         HOLIDAY INN -- FORT WAYNE, IN
                         Located off I-69, 7 miles from the airport. Amenities include 7,500 square feet of meeting room space, full-service restaurant and lounge, indoor pool, whirlpool/spa, game room and exercise facility. Local attractions include Grand Wayne Center; Botanical Gardens, Embassy Theater and Historical & Art Museum, 2

                         blocks; and Memorial Coliseum & Stadium, 3 1/2 miles.

                         MAP

                         HOLIDAY INN -- LAWRENCE, KS
                         Centrally located in northeast Kansas between Topeka and Kansas City on I-70 and is within close proximity to the University of Kansas and other commercial areas of the town of Lawrence. Amenities include an atrium restaurant and sports lounge, indoor pool, sauna, jacuzzi, miniature golf, game room, exercise room and over 14,000 square feet of meeting space. Local attractions include Kansas City International Airport, 51 miles, outlet mall, 2 miles; Haskell Indian College, downtown, 4 miles; Woodlands Horse/Dog Racing, Heartland Park Racetrack, 25 miles; Alvamar Golf

                         Course, 3 miles.

                         MAP

                         HOLIDAY INN -- MANHATTAN, KS
                         Located approximately 15 miles from I-70 off of Exit 183B, and 5 miles from the Manhattan Municipal Airport. Amenities include a holidome area which houses two in-house restaurants and one lounge, over 12,000 square feet of meeting space, indoor heated swimming pool, whirlpool, sauna, miniature golf, game room and exercise facility. Local attractions include Kansas State University, 2 miles; Kansas State University Stadium, 2 miles; Regional Shopping Mall, 3 miles; Ft.

                         Riley, 20 miles; Sunset Zoo, 1/2 mile.

                         MAP

                         HOLIDAY INN -- WICHITA, KS
                         Located on the west side of Wichita, Exit US 54 W off of Interstate 235, within 5 minutes of the Mid-Continent Airport. Amenities include 5,300 square feet of meeting space, restaurant and lounge, complimentary airport transportation, indoor pool, whirlpool/spa and game room. Local attractions include Sheplers Western Wear Store, Sedgwick County Zoo, Wichita Botanical Gardens, Wichita Boat House & Museum, Towne West Mall -- all within 1 mile; Century II Convention Center, 6 miles; Kansas Coliseum, 14 miles; Hutchinson, Kansas Cosmosphere & Space Center, Kansas State Fair and the NJCAA Tournament, 58 miles. Local companies include Boeing Cessna & Learjet.

                         MAP

                         QUALITY HOTEL -- METAIRIE, LA
                         Easily accessed from I-10 at Causeway Blvd. South, Exit 228, the property is located 8 miles from New Orleans International Airport and 8 miles from downtown New Orleans adjacent to a regional shopping mall. Amenities include over 16,000 square feet of meeting and function space, fitness center, sauna, large outdoor pool, restaurant and lounge, and complimentary shuttle service to and from the airport and the French Quarter. Local attractions include French Quarter, convention center, Audubon Zoo, 7 miles; Treasure Chest Casino,

                         Superdome and the University of New Orleans, 6 miles.

                         MAP

                         RADISSON HOTEL -- NEW ORLEANS, LA
                         Located at the intersection of I-10 and Williams Blvd. on Veteran's Memorial Blvd., the property is 5 minutes from the New Orleans International Airport and 15 minutes west of downtown. Amenities include 14,000 square feet of meeting space, restaurant, lounge and outdoor pool. Local attractions include French Quarter, convention center, Audubon Zoo, 7 miles; Treasure Chest Casino, Superdome and the University of New Orleans, 6

                         miles.

                         MAP

                         CROWNE PLAZA -- WORCESTER, MA
                         Located on Worcester Central Blvd., exit 10 off of the Massachusetts Turnpike. Amenities include executive club floor level, 13,300 square feet of meeting space, restaurant and lounge, indoor and outdoor pools, whirlpool/spa, game room and exercise facility. Local attractions include Worcester Centrum, Worcester Common Fashion Outlets, county courthouse, Mechanics Hall, Foothills Theater, College of the Holy Cross, Clark University, Allmerica Financial, Sturbridge Village, Worcester Art Museum and the New England Science

                         Center.

                         MAP

                         DAYS INN -- SILVER SPRING, MD
                         Located off of Exit 31B of I-495 Beltway, within the urban district of Silver Spring and 6 miles from all Washington, D.C. tourist attractions. Amenities include 1,500 square feet of meeting space and an outdoor pool. The hotel is accessible from Georgia Avenue, which is one of the largest thoroughfares in the city travelled by approximately 41,300 vehicles per day, leading in and out of Washington, D.C. Also in close proximity are Bethesda Naval Hospital, National Institute of Health, Walter Reed Army Medical Center and the new offices of the National Oceanic and Atmospheric Administration.

                         MAP

                         HOLIDAY INN -- LANSING, MI
                         Located on the Saginaw Highway, exit 93B off of I-96 and I-69. Amenities include 15,600 square feet of meeting space, TGI Friday's restaurant, indoor and outdoor pool, whirlpool/spa, game room and exercise facility. Local attractions include state capitol buildings, downtown and Impression 5 Museum, 5 miles; Michigan State University, 11 miles; Capitol City Airport, 4 miles; Potter Park Zoo, 8 miles; Lansing Mall and Family Fun Park, 1 mile. Local companies include GM-Oldsmobile World Headquarters.

                         MAP

                         CROWNE PLAZA -- SAGINAW, MI
                         Located in the heart of downtown Saginaw with easy access to I-75. Amenities include 3,800 square feet of meeting space, indoor swimming pool with patio, whirlpool, fitness center, game room, 24 hour business center, restaurant and lounge and an executive club floor level. Local attractions include Tri-City airport, 15 miles; Frankenmuth, Michigan's second most visited tourist area, 15 minutes. Close proximity to the International Centre and civic center. Local companies include Saginaw Division of General Motors.

                         MAP

                         HILTON -- TROY, MI
                         Located at the Northfield Intersection off I-75 (Chrysler Freeway) at the Crooks Road exit. Amenities include over 11,000 square feet of meeting space, restaurant and lounge, indoor pool and exercise facility. Local attractions include downtown Detroit, 25 miles; Detroit International Airport, 45 minutes; convention center, 20 minutes; Pontiac Silverdome, 10 minutes; Palace of Auburn Hills, 10 minutes; Pine Knob Music Theatre and Meadowbrook Theatre, 15 minutes. Many Fortune 500 companies are within 5 minutes in the heart of Troy.

                         MAP

                         HOLIDAY INN -- ST. PAUL, MN
                         Located at the Lexington exit of I-694, a 10 minute drive from either downtown Minneapolis or St. Paul, and a 20 minute drive from the Minneapolis/St. Paul Airport. Amenities include 15,000 square feet of meeting space, restaurant and lounge, indoor swimming pool, whirlpool, fitness center and game room. Local attractions include state capitol, Target Center, Metrodome, 10 miles; Mall of America, 21 miles; State Fairgrounds, 4 miles; Rosedale Mall, 2 1/2 miles; University of Minnesota, 3 miles; Bethel, Northwestern

                         College and John Rose Oval, 2 miles.

                         MAP

                         HOLIDAY INN -- FAYETTEVILLE, NC
                         Located on Exit 49 from Charlotte Highway 74 E to I-95 North. Amenities include 14,000 square feet of meeting space, restaurant and lounge, indoor pool, whirlpool/ spa, game room and exercise facility. Local attractions include Ft. Bragg, Pope AFB, Methodist College, 10 miles; FTCC, downtown, 5 miles; airport, 7 miles; civic center, auditorium, Fayetteville State University, industrial park, 4 miles; 10 golf courses within 7 miles. Local companies include DuPont, Kelly Springfield, Black & Decker, Purolator and

                         Westinghouse.

                         MAP

                         HOLIDAY INN -- RALEIGH, NC
                         Located off of Exit 298 B of I-40 on Hillsborough Street in downtown Raleigh. Amenities include 3,600 square feet of meeting space, restaurant and lounge, outdoor pool and exercise facility. Local attractions include the airport, 12 miles; convention center, 6 blocks; Capitol, Legislative Building, State Museum, downtown, 3 blocks; opposite ISA Training Center; Walnut Creek Amphitheater, Wake Medical, Crabtree Mall, 4 miles; State Fairgrounds, Carter Finley Stadium, Rex Hospital, 3 miles; RTP, 14 miles; North Carolina State

                         University and Reynolds Coliseum nearby.

                         MAP

                         BEST WESTERN -- OMAHA, NE
                         Located north of the 72nd Street and I-80 interchange at Exit 449. Amenities include 4,600 square feet of meeting space, restaurant, indoor pool, whirlpool/spa, and airport service. Local attractions include airport, 12 miles; horse track 1 mile; dog track, 10 miles; downtown Omaha, Old Market, 6 miles; Henry Dorley Zoo and Rosenblatt Stadium, 5 miles.

                         MAP

                         SHERATON -- OMAHA, NE
                         Located at the junction of I-80 and I-680, just off the "L" Street West exit in west Omaha. Amenities include 3,300 square feet of meeting space, restaurant and lounge, indoor pool, hot tub and dry sauna. Local attractions include airport, 12 miles; horse track, 1 mile; dog track, 10 miles; downtown Omaha, Old Market, 6 miles; Henry Dorley Zoo and Rosenblatt Stadium, 5 miles.

                         MAP

                         HOLIDAY INN -- SANTA FE, NM
                         Located 2 miles north of I-25 at Exit 278 and 65 miles from Albuquerque International Airport. Amenities include restaurant and lounge, 2,300 square feet of meeting space, indoor and outdoor pool, whirlpool/spa and exercise facility. Local attractions include Sweeney Convention Center, 6 miles; Villa Linda Mall, 1/4 mile; historical downtown plaza, 6 miles; Santa Fe Ski Basin, 16 miles; Santa Fe Opera, 9 miles; Santa Fe

                         Downs, 3 miles; Santa Fe Rodeo, 1 mile.

                         MAP

                         OMNI -- ALBANY, NY
                         Located in the heart of Albany, 1 block from the State Capitol, Empire State Plaza and the Convention Center. Just 1 minute away from I-787, which leads both to I-90 and I-87 and 5 minutes from major shopping areas. Amenities include 18,000 square feet of meeting space, executive club level, restaurant and lounge, indoor pool, whirlpool/spa and exercise facility. Local attractions include SUNY Campus; Crossgates Mall; St. Rose, 3 miles; St. Peters Hospital, 4 miles; Saratoga

                         Racetrack, 25 miles.

                         MAP

                         HOLIDAY INN -- COLUMBUS, OH
                         Located off of 4th Street Exit of I-71N. Amenities include an executive club floor level, outdoor pool, access to a nearby state-of-the-art fitness facility, airport transportation, restaurant, lounge and 6,000 square feet of meeting space. Local attractions include downtown, business district, City Center Mall, 1 block; State Capitol, 3 blocks; Convention Center, 10 blocks; Ohio State University, 3 miles; German Village, Port Columbus International Airport, 9 miles; Grant

                         Hospital, 2 blocks.

                         MAP

                         HOLIDAY INN -- RICHFIELD, OH
                         Located 1 block South of the Turnpike on Exit 11 of US
                         21. Amenities include indoor and outdoor pool, indoor jacuzzi and kiddie pool, fitness center, miniature golf and game center, restaurant and lounge and over 13,000 square feet of meeting space. Local attractions include downtown Cleveland, Akron, 15 miles; Boston Mills, Brandywine Ski & Golf, 3 miles; Blossom Music Center, 12 miles; Sea World, Geauga Lake, 18 miles; Cleveland Airport, I-X Center, 21 miles; Jacobs Field, Gund Arena, Rock and Roll Hall of Fame and Museum, 15 miles; Sleepy Hollow Golf Course, 2 miles; Dover Lake Park, 4 miles; Pro Football Hall of Fame, 40 miles.

                         MAP

                         CLARION (AIRPORT) -- PITTSBURGH, PA
                         Located off of Business Route 60 on Thorn Run Road on the westbound side of Route 60. Amenities include over 8,000 square feet of meeting space, executive club level, restaurant and lounge, outdoor pool and exercise facility. Local attractions include Pittsburgh International Airport, 7 miles; downtown Pittsburgh, 15 miles; Three Rivers Stadium, 3 miles; Robinson Town Center, 5 miles; Robert Morris College, Ladbroke OTB, 1/2 mile; Racoon State Park, 9 miles; Star Lake Amphitheater, Quicksilver Golf, 8 miles; David Lawrence

                         Convention Center and Brady's Run Park, 20 miles.

                         MAP

                         HOLIDAY INN GREENTREE -- PITTSBURGH, PA
                         Located on Exit 4 off of I-279 in Foster Plaza Business Complex on Holiday Drive. Amenities include more than 8,000 square feet of meeting space, an executive club level, restaurant and lounge, outdoor pool and exercise facility. Local attractions include downtown Pittsburgh, Three Rivers Stadium, Carnegie Science Center, Station Square, 3 miles; Pittsburgh International Airport, 12 miles; University of Pittsburgh, Carnegie Mellon University and Oakland, 6

                         miles.

                         MAP

                         HOLIDAY INN (MCKNIGHT ROAD) -- PITTSBURGH, PA
                         Located in the North Hills area of Pittsburgh, 2.5 miles north of I-279. Amenities include over 10,000 square feet of meeting space, outdoor pool and membership at a local 24 hour health facility. Local attractions include downtown business district, 6 miles; Three Rivers Stadium, David Lawrence Convention Center, Civic Arena, 5 miles; airport, 19 miles; North Hills Village Mall -- adjacent to; Ross Park Mall, 2 blocks; University of Pittsburgh and Oakland, 7 miles; biking, boating, fishing, tennis, golf, running, skating, horses -- all at North Park, 3 miles.

                         MAP

                         HOLIDAY INN (MONROEVILLE) -- PITTSBURGH, PA
                         Located at Exit 6 of the Pennsylvania Turnpike at the intersections of the William Penn Highway and I-376. Amenities include 3,100 square feet of meeting space, outdoor pool and game room and restaurant and lounge. Local attractions include downtown, 14 miles; Expo Mart Center, Monroeville Mall, 3 miles; Pittsburgh International Airport, 30 miles; Pittsburgh Zoo, 10 miles; Kennywood Amusement Park, Sandcastle, 12 miles; Westinghouse Energy Center, 1/4 mile; University of Pittsburgh, Carnegie Mellon University and Oakland, 12

                         miles.

                         MAP

                         HOLIDAY INN (PARKWAY EAST) -- PITTSBURGH, PA
                         Located at Exit 11, Wilkinsburg, on Brinton Road, off of I-376. Amenities include over 6,000 square feet of meeting space, restaurant and lounge, indoor pool and complimentary breakfast. Local attractions include University of Pittsburgh, Carnegie Mellon University, Duquesne University, Carlow College, 5 miles; Three Rivers Stadium, Civic Arena, Station Square, downtown Pittsburgh, 8 miles; Pittsburgh International Airport, 23 miles; Pittsburgh Zoo, Kennywood Park, Monroeville Mall and Sandcastle Water Park, 5 miles. Local companies include Westinghouse, Digital Equipment

                         Company and Alcoa.

                         MAP

                         HOLIDAY INN (MEADOWLANDS) -- PITTSBURGH, PA
                         Located off of I-79 and Route 19, Exit 8B, Racetrack Road. Amenities include over 10,000 square feet of meeting space, an executive club floor level, restaurant, two lounges, outdoor pool, whirlpool/spa, game room and exercise facility. Local attractions include downtown Pittsburgh, 24 miles; Pittsburgh International Airport, 28 miles; Ladbroke Racing, 1/2 mile; Starlake Amphitheatre, 23 miles; Southpointe Industrial Park, 6 miles and Wheeling Jamboree, 35 miles.

                         MAP

                         HOWARD JOHNSON (AIRPORT) -- PITTSBURGH, PA
                         Located off of Interstate 279 on Montour Church Road. Amenities include over 3,500 square feet of meeting space, outdoor pool, game room, complimentary breakfast and guest accessibility to tennis, racquet ball and an exercise facility. Local attractions include downtown, 12 miles; Pittsburgh International Airport, 5 miles; Three Rivers Stadium, 10 miles; Robinson Town Center, 5 miles; Robert Morris College, Ladbroke OTB, 1/2 mile; Racoon State Park, 9 miles; Star Lake Amphitheater, Quicksilver Golf, 8 miles; David Lawrence Convention

                         Center and Brady's Run Park, 20 miles.

                         MAP

                         WESTIN WILLIAM PENN -- PITTSBURGH, PA
                         Located in downtown Pittsburgh and built in 1916, the hotel is a national historic landmark. Amenities include an executive club floor level, 52,000 square feet of meeting space, restaurant, two lounge facilities, exercise facility, valet parking, business center, bakery, deli, hair salon, day care center, travel agency, coffee stand, bank and jewelry store. Local attractions include University of Pittsburgh, 2 miles; Carnegie Mellon University, 3 blocks; Three Rivers Stadium, Civic Arena and Carnegie Science

                         Center, 3 miles.

                         MAP

                         FOUR POINTS HOTEL -- CHARLESTON, SC
                         Located off Interstate 26 at Exit 209, Ashley Phosphate Road in the City of North Charleston. Amenities include full-service restaurant and lounge, 6,000 square feet of meeting space, heated indoor pool, outdoor pool, whirlpool/spa, game room and exercise facility. Local attractions include Charleston International Airport, 5 miles; historic Charleston and downtown, 12 miles; within walking distance of the largest area mall; golf courses and beaches are just minutes away.

                         MAP

                         FOUR POINTS HOTEL -- HILTON HEAD, SC
                         Located off of Exit 28 of 278 in the South Forest Beach section of beautiful Hilton Head Island. Amenities include 4,000 square feet of meeting space, restaurant and lounge, two outdoor pools, jacuzzi and tennis courts. Within a short distance are many fine boutiques and restaurants, with golf courses from 1 to 13 miles away. Local attractions include Waterfun Park, Coligny Plaza (50 shops, 5 restaurants), Harbour Town, The Mall, 4 miles; shopping outlet mall, 3 miles; airport,

                         8 miles.

                         MAP

                         HOLIDAY INN -- HILTON HEAD, SC
                         Located in the South Forest Beach section of beautiful Hilton Head Island, directly on the ocean. Amenities include 3,000 square feet of meeting space, two restaurants, lounge and outdoor Tiki bar, outdoor pool and gift shop. Local attractions include Waterfun Park, Coligny Plaza (50 shops, 5 restaurants), Harbour Town, The Mall, 4 miles; shopping outlet mall, 3 miles; airport, 8 miles; mini golf, 4 blocks; golf, 1 mile and

                         12 miles of bike paths.

                         MAP

                         HOLIDAY INN -- AUSTIN, TX
                         Located at the Woodward exit on Highway 35 opposite Saint Edward's University in a business district of south Austin. Amenities include an executive club level, 8,500 square feet of meeting space, restaurant and lounge, outdoor pool, whirlpool/spa. Local attractions include state capitol, convention center and downtown, 1 1/2 miles; LBJ Library, University of Texas, 4 miles; Sea World, Fiesta, TX, 1 hour; 6th

                         Street and the Business District, 3 miles.

                         MAP

                         HOLIDAY INN -- LAREDO, TX
                         Located on the banks of the Rio Grande in downtown Laredo, next to the Mexico International Bridge and overlooking Laredo and Nuevo Laredo, Mexico. Amenities include 5,200 square feet of meeting space, restaurant and lounge, outdoor pool and exercise facility. Local attractions include airport, 4 miles; adjacent to park, jogging trail on the river; Laredo Community College, 1 mile; government offices, 2 miles; International Bridge to Mexico, Arts Center, Museum, Historical Sites, Riverdrive Mall, 1 block; downtown Laredo (over 300 stores), 2 blocks.

                         MAP

                                   MANAGEMENT

     The table below sets forth certain information regarding the Company's executive officers and directors:

NAME                             AGE                POSITION WITH THE COMPANY
-------------------------------  ---   ----------------------------------------------------
David Buddemeyer...............  39    President, Chief Executive Officer and Director
Karyn Marasco..................  39    Executive Vice President and Chief Operating Officer
Warren M. Knight...............  50    Vice President-Finance and Chief Financial Officer
Robert D. Ruffin...............  56    Vice President-Administration and Secretary
Peter J. Walz..................  53    Vice President-Acquisitions
John W. Adams..................  53    Chairman of the Board
Joseph C. Calabro..............  46    Director
Peter R. Tyson.................  50    Director
Richard H. Weiner..............  47    Director

     DAVID BUDDEMEYER has been the Chief Executive Officer of the Company since December 1995, a director since April 1994 and its President since May 1993. Mr. Buddemeyer served as the Chief Operating Officer of the Company from May 1993 to December 1995 and its Executive Vice President from June 1990 to May 1993. Prior to such time, from 1987 to June 1990, he served as Vice President-Operations of Prime Motor Inns, Inc., a hotel management company.

     KARYN MARASCO joined the Company as its Executive Vice President and Chief Operating Officer in May 1997. Prior to such time, Ms. Marasco was employed by Westin Hotels and Resorts for 18 years and served as Area Managing Director from July 1994 to May 1997.

     WARREN M. KNIGHT has been Vice President -- Finance and Chief Financial Officer of the Company since December 1991. Prior to such time, from March 1988 to November 1991, Mr. Knight served as Director of Finance for W.A. Taylor & Co., an importer of distilled spirits into the United States.

     ROBERT D. RUFFIN has been Vice President -- Administration of the Company since June 1991 and Secretary of the Company since January 1992. Mr. Ruffin joined the Company in November 1990, and, prior to such time, Mr. Ruffin was employed by Kendavis Holding Company for 29 years, and served as its Vice President -- Industrial Relations from 1986 through 1990.

     PETER J. WALZ has been Vice President -- Acquisitions of the Company since February 1996. Prior to such time, from December 1994 to January 1996, he was a consultant to the Company. From October 1993 to November 1994, Mr. Walz was an executive officer of Hospitality Investment Trust, Inc., a development stage lodging real estate investment trust. Prior to such time, from April 1987 to September 1993, Mr. Walz was Executive Vice President of CMS Development, Inc., a developer of office buildings, condominiums and hotels.

     JOHN W. ADAMS has been the Chairman of the Board of the Company since December 1995 and a director since April 1994. Since 1984, Mr. Adams has been President of Smith Management Company, a private investment firm. Mr. Adams is also Chairman of the Board of Directors of Harvard Industries, Inc., a manufacturer of automobile components, Hawaiian Airlines, Inc., a passenger airline and Regency Health Services, Inc., a health services company.

     JOSEPH C. CALABRO has been a director of the Company since August 1992. Mr. Calabro has been a principal of Joseph C. Calabro, C.P.A., a Devon, Pennsylvania accounting firm, since 1982. Mr. Calabro has also been an officer and director of Bibsy Corporation, which previously owned and operated a Holiday Inn hotel in Bensalem, Pennsylvania, since 1971.

     PETER R. TYSON has been a director of the Company since August 1992. From December 1990 to the present, Mr. Tyson has been President of Peter R. Tyson & Associates, Inc., a firm offering consulting services to clients in the hospitality industry. Prior to forming Peter R. Tyson & Associates, Inc., Mr. Tyson was the partner-in-charge of the hospitality industry consulting practice in the Philadelphia office of the accounting and consulting firm of Laventhol & Horwath, with which he was associated for 20 years.

     RICHARD H. WEINER has been a director of the Company since August 1992. Mr. Weiner is a senior partner in the Albany, New York law firm of Cooper, Erving, Savage, Nolan & Heller, where he has practiced law since 1975.

                                  UNDERWRITING

     The Underwriters of the U.S. Offering of Common Stock (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Montgomery Securities and Raymond James & Associates, Inc. are serving as representatives (the "Representatives") have severally agreed, subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "U.S. Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the U.S. Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names below.

                                                              NUMBER OF SHARES
                     U.S. UNDERWRITERS                        ----------------
Lehman Brothers Inc.........................................       1,869,000
Alex. Brown & Sons Incorporated.............................       1,869,000
Montgomery Securities.......................................       1,869,000
Raymond James & Associates, Inc.............................         623,000
Bear, Stearns & Co. Inc.....................................         150,000
A.G. Edwards & Sons, Inc....................................         150,000
Goldman, Sachs & Co.........................................         150,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         150,000
Paine Webber Incorporated...................................         150,000
Prudential Securities Incorporated..........................         150,000
Branch, Cabell and Company..................................         150,000
J.C. Bradford & Co..........................................          80,000
Chatsworth Securities LLC...................................          80,000
Fahnestock & Co., Inc.......................................          80,000
Frith Brothers Investments, Inc.............................          80,000
Gruntal & Co., Incorporated.................................          80,000
Edward D. Jones & Co., L.P..................................          80,000
Legg Mason Wood Walker, Incorporated........................          80,000
Sands Brothers & Co., Ltd...................................          80,000
William Capital Group, L.P..................................          80,000
                                                               -------------
          Total.............................................       8,000,000
                                                               =============

     The managers of the International Offering named below (the "International Managers") for whom Lehman Brothers International (Europe), Alex. Brown & Sons Incorporated, Montgomery Securities and Raymond James & Associates, Inc. are acting as lead managers, have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement (the "International Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the International Managers, the aggregate number of shares of Common Stock set forth opposite their respective names below.

                                                              NUMBER OF SHARES
                   INTERNATIONAL MANAGERS                     ----------------
Lehman Brothers International (Europe)......................        600,000
Alex. Brown & Sons Incorporated.............................        600,000
Montgomery Securities.......................................        600,000
Raymond James & Associates, Inc.............................        200,000
                                                                 ----------
          Total.............................................      2,000,000
                                                                 ==========

     The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Common Stock, are subject to the approval of certain legal matters by counsel and to certain other conditions, and that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International

Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

     The Company has been advised that the U.S. Underwriters and the International Managers propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the U.S. Underwriters and International Managers) at such public offering price less a selling concession not to exceed $.48 per share. The selected dealers may reallow a concession not to exceed $.10 per share. After the initial offering of the Common Stock, the concession to selected dealers and the reallowance to other dealers may be changed by the U.S. Underwriters and the International Managers.

     The U.S. Underwriters and the International Managers have entered into an Agreement Among U.S. Underwriters and International Managers (the "Agreement Among") pursuant to which each U.S. Underwriter has agreed, that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Among, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Among, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers, or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who also is acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of the United States or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a United States or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

     Pursuant to the Agreement Among, sales may be made among the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Among, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither the Company nor any of the U.S. Underwriters or International Managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the U.S. Underwriters or International Managers makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the date of issuance of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it in connection with the issuance of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1995.

     Purchasers of the shares offered pursuant to the Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The Company has agreed to indemnify the U.S. Underwriters and International Managers against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.

     The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 1,200,000 and 300,000 shares of Common Stock, at the public offering price, less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such options may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent the U.S. Underwriters or International Managers exercise such options, each of the U.S. Underwriters and International Managers, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding table.

     In connection with the Offering, the Company and certain of its directors and executive officers have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers.

     In April 1996, the Company completed a debt refinancing with Lehman Holdings, an affiliate of Lehman Brothers. The Company expects to repay approximately $60 million owed to Lehman Holdings and $66 million owed to a trust in which an affiliate of Lehman Holdings holds subordinate interests out of the net proceeds of the Offering. Additionally, the Company will pay an exit fee of approximately $4.9 million to Lehman Holdings in connection with the repayment of such indebtedness. See "Use of Proceeds." The Company has obtained from Lehman Holdings a commitment for the Credit Facility described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Although the conflict of interest provisions of the Conduct Rules of the National Association of Security Dealers, Inc. (the "Conduct Rules") do not require the use of a "qualified independent underwriter" for offerings of equity securities for which a bona fide independent market exists, as is the case with the Offering, because an affiliate of Lehman Brothers will receive more than 10% of the net proceeds of the Offering in repayment of currently outstanding indebtedness, the Underwriters have determined to conduct the Offering in accordance with Rule 2710(c)(8) of the Conduct Rules. In accordance with the Conduct Rules, Alex. Brown & Sons Incorporated (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the public offering price for the shares of Common Stock offered hereby in compliance with the Conduct Rules. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The public offering price will be no higher than the price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Servico, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1997 and 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Servico, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent certified public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "Part" of the Registration Statement prepared or certified by the independent certified public accountants within the meaning of Sections 7 and 11 of the Act.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information is also available to the public from commercial documents on the internet web site maintained by the Commission at http: www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, such Registration Statement. For further information with respect to the Company or the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits thereto, certain portions of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Common Stock is listed on the NYSE and reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the portions of the Company's Proxy Statement dated April 14, 1997, incorporated by reference in such report.

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to termination of this Offering shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above which have been or may be incorporated into this Prospectus and deemed to be a part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Mr. Warren M. Knight, Vice President-Finance, Servico, Inc., 1601 Belvedere Road, West Palm Beach, Florida, 33406; telephone (561) 689-9970.

                         SERVICO, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements
Report of Independent Certified Public Accountants..........  F-2
Consolidated Balance Sheets as of March 31, 1997, December
  31, 1996 and 1995.........................................  F-3
Consolidated Statements of Income for the Three Months Ended
  March 31, 1997 and 1996 and the Years Ended December 31,
  1996, 1995 and 1994.......................................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1994, 1995 and 1996 and the Three
  Months Ended March 31, 1997...............................  F-5
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1997 and 1996 and the Years Ended December
  31, 1996, 1995 and 1994...................................  F-6
Notes to Consolidated Financial Statements..................  F-7

Information pertaining to the three months ended March 31, 1997 and 1996 is unaudited.

All schedules have been omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedules or because the information required is included in the consolidated financial statements or notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

THE SHAREHOLDERS AND BOARD OF DIRECTORS
SERVICO, INC.

     We have audited the accompanying consolidated balance sheets of Servico, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended, December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Servico, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP
West Palm Beach, Florida
February 13, 1997

                         SERVICO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                               MARCH 31,    -------------------
                                                                 1997         1996       1995
                                                              -----------   --------   --------
                                                              (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 19,235     $ 19,473   $ 11,401
  Accounts receivable, net of allowances....................     10,018        7,742      6,652
  Other receivables.........................................        635          855        794
  Inventories...............................................      2,766        2,796      1,878
  Deferred income taxes.....................................      2,067        2,067      2,067
  Other current assets......................................      5,941        5,047      2,641
                                                               --------     --------   --------
          Total current assets..............................     40,662       37,980     25,433
Property and equipment, net.................................    370,179      364,922    277,873
Investment in unconsolidated entities.......................        902          906      3,591
Other assets, net...........................................     33,427       35,978     17,305
                                                               --------     --------   --------
                                                               $445,170     $439,786   $324,202
                                                               ========     ========   ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  7,841     $  6,369   $  5,723
  Accrued liabilities.......................................     25,203       23,100     19,977
  Current portion of long-term obligations..................     23,179       22,719      5,992
                                                               --------     --------   --------
          Total current liabilities.........................     56,223       52,188     31,692
Long-term obligations, less current portion.................    285,237      284,880    210,242
Deferred income taxes.......................................      8,405        8,353      7,682
Commitments and contingencies
Minority interests..........................................     19,990       19,627     11,766
Stockholders' equity:
  Common stock, $.01 par value-25,000,000 shares authorized;
     9,402,399, 9,369,605 and 8,846,269 shares issued and
     outstanding at March 31, 1997 and December 31, 1996 and
     1995, respectively.....................................         94           94         88
  Additional paid-in capital................................     55,403       55,136     51,424
  Retained earnings.........................................     19,818       19,508     11,308
                                                               --------     --------   --------
          Total stockholders' equity........................     75,315       74,738     62,820
                                                               --------     --------   --------
                                                               $445,170     $439,786   $324,202
                                                               ========     ========   ========

                            See accompanying notes.

                         SERVICO, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,          YEARS ENDED DECEMBER 31,
                                                -----------------   ------------------------------
                                                 1997      1996       1996       1995       1994
                                                -------   -------   --------   --------   --------
                                                   (UNAUDITED)
Revenues:
  Rooms.......................................  $41,494   $35,097   $156,564   $113,902   $ 93,720
  Food and beverage...........................   17,275    14,391     68,803     53,499     46,945
  Other.......................................    3,878     3,111     14,159     11,079      9,018
                                                -------   -------   --------   --------   --------
                                                 62,647    52,599    239,526    178,480    149,683
Operating expenses:
  Direct:
     Rooms....................................   11,150     9,408     43,667     32,140     26,848
     Food and beverage........................   13,603    11,252     52,761     41,474     36,585
  General and administrative..................    2,203     2,560      9,297      8,977      7,944
  Other.......................................   21,611    18,611     77,183     59,727     52,205
  Depreciation and amortization...............    5,399     4,026     18,677     12,370      9,465
                                                -------   -------   --------   --------   --------
                                                 53,966    45,857    201,585    154,688    133,047
                                                -------   -------   --------   --------   --------
Income from operations........................    8,681     6,742     37,941     23,792     16,636
Other income (expenses):
  Other income................................      373     3,820      5,335      1,197        864
  Interest expense............................   (8,024)   (6,001)   (29,443)   (17,903)   (12,693)
  Minority interests..........................     (513)     (835)    (2,060)      (572)      (171)
                                                -------   -------   --------   --------   --------
Income before income taxes and extraordinary
  item........................................      517     3,726     11,773      6,514      4,636
Provision for income taxes....................      207     1,490      3,225      2,605      1,855
                                                -------   -------   --------   --------   --------
Income before extraordinary item..............      310     2,236      8,548      3,909      2,781
Extraordinary item:
  (Loss) gain on extinguishment of
     indebtedness, net of income tax (benefit)
     expense of ($232) in 1996 and $956 in
     1994.....................................       --        --       (348)        --      1,436
                                                -------   -------   --------   --------   --------
Net income....................................  $   310   $ 2,236   $  8,200   $  3,909   $  4,217
                                                =======   =======   ========   ========   ========
Earnings per common and common equivalent
  share:
  Primary:
     Income before extraordinary item.........  $   .03   $   .24   $    .87   $    .42   $    .34
     Extraordinary item.......................       --        --       (.03)        --        .17
                                                -------   -------   --------   --------   --------
     Net income...............................  $   .03   $   .24   $    .84   $    .42   $    .51
                                                =======   =======   ========   ========   ========
  Fully diluted:
     Income before extraordinary item.........  $   .03   $   .24   $    .87   $    .42   $    .33
     Extraordinary item.......................       --        --       (.03)        --        .17
                                                -------   -------   --------   --------   --------
     Net income...............................  $   .03   $   .24   $    .84   $    .42   $    .50
                                                =======   =======   ========   ========   ========

                            See accompanying notes.

                         SERVICO, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK      ADDITIONAL                  TOTAL
                                               ------------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                                SHARES     AMOUNT    CAPITAL     EARNINGS      EQUITY
                                               ---------   ------   ----------   --------   -------------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1993.................  7,046,617    $70      $31,756     $ 3,182       $35,008
  Issuance of common stock...................  1,000,000     10        6,990          --         7,000
  401(k) Plan contribution...................     43,555      1          434          --           435
  Exercise of stock options..................     20,000     --           80          --            80
  Net income.................................         --     --           --       4,217         4,217
                                               ---------    ---      -------     -------       -------
Balance at December 31, 1994.................  8,110,172     81       39,260       7,399        46,740
  Issuance of common stock...................    830,000      8        8,157          --         8,165
  Shares retired.............................   (159,532)    (2)           2          --            --
  401(k) Plan contribution...................     38,829      1          331          --           332
  Exercise of stock options..................     26,800     --          107          --           107
  Reduction of valuation allowance...........         --     --        3,567          --         3,567
  Net income.................................         --     --           --       3,909         3,909
                                               ---------    ---      -------     -------       -------
Balance at December 31, 1995.................  8,846,269     88       51,424      11,308        62,820
  401(k) Plan contribution...................     25,536      1          465          --           466
  Exercise of stock options..................    497,800      5        2,008          --         2,013
  Tax benefit from exercise of stock
     options.................................         --     --        1,239          --         1,239
  Net income.................................         --     --           --       8,200         8,200
                                               ---------    ---      -------     -------       -------
Balance at December 31, 1996.................  9,369,605     94       55,136      19,508        74,738
  401(k) Plan contribution...................      6,794     --          120          --           120
  Exercise of stock options..................     26,000     --          147          --           147
  Net income.................................         --     --           --         310           310
                                               ---------    ---      -------     -------       -------
Balance at March 31, 1997....................  9,402,399    $94      $55,403     $19,818       $75,315
                                               =========    ===      =======     =======       =======

The data for the three months ended March 31, 1997 is unaudited.

                            See accompanying notes.

                         SERVICO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                              -------------------   -------------------------------
                                                                1997       1996       1996       1995        1994
                                                              --------   --------   --------   ---------   --------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $    310   $  2,236   $  8,200   $   3,909   $  4,217
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     5,399      4,026     18,677      12,370      9,465
  Minority interests........................................       513        835      2,060         572        171
  401(k) Plan contributions.................................       133        149        548         322        422
  Deferred income taxes.....................................        52        372      1,252       1,328      2,005
  Equity in (gain) loss of unconsolidated entities..........        (5)        97         63          85         89
  Provision for losses (recoveries) on receivables..........        60         41         27          94        (49)
  Gain on litigation settlement.............................        --     (3,915)    (3,868)         --         --
  Gain on recovery of investments...........................        --         --       (134)         --       (539)
  Loss (gain) on extinguishment of indebtedness.............        --         --        580          --     (2,392)
  Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivables....................................    (2,336)    (2,462)      (824)     (2,307)        87
    Inventories.............................................        31       (173)      (761)       (399)      (319)
    Other assets............................................     2,354        222      1,875         272     (5,131)
    Accounts payable........................................     1,467        110        200        (403)     1,071
    Accrued liabilities.....................................     2,104      4,716      3,075       4,824      2,027
                                                              --------   --------   --------   ---------   --------
        Net cash provided by operating activities...........    10,082      6,254     30,970      20,667     11,124
                                                              --------   --------   --------   ---------   --------
INVESTING ACTIVITIES
Acquisitions of property and equipment......................        --    (17,241)   (70,312)    (73,038)    (4,600)
Capital improvements, net...................................   (10,656)    (3,483)   (26,323)    (20,417)   (15,558)
Net deposits for capital expenditures.......................        --     (2,762)    (7,074)     (6,105)        --
Notes receivable issued to related parties..................        --     (1,670)    (1,670)         --         --
Net proceeds from litigation settlement.....................        --      3,915      3,868          --         --
Decrease (increase) in investment in unconsolidated
  entities..................................................         9        448      2,198      (2,118)    (1,418)
Payments on notes receivable issued to related parties......        --         --      1,200          --         --
Net proceeds from recovery of investments...................        --         --        556          --        539
Other.......................................................       339        107         --          --        250
                                                              --------   --------   --------   ---------   --------
        Net cash used in investing activities...............   (10,308)   (20,686)   (97,557)   (101,678)   (20,787)
                                                              --------   --------   --------   ---------   --------
FINANCING ACTIVITIES
Proceeds from issuance of long-term obligations.............    14,763     30,299    166,317     127,141     22,219
(Distributions to) contributions from minority interests....      (150)     2,705      5,078       8,182      2,550
Net proceeds from issuance of common stock..................       147      1,669      2,013       8,272      7,080
Principal payments of long-term obligations.................   (13,946)   (14,253)   (92,216)    (59,498)   (12,985)
Payments of deferred loan costs.............................      (826)      (862)    (6,533)     (4,657)        --
                                                              --------   --------   --------   ---------   --------
Net cash (used in) provided by financing activities.........       (12)    19,558     74,659      79,440     18,864
                                                              --------   --------   --------   ---------   --------
Net increase (decrease) in cash and cash equivalents........      (238)     5,126      8,072      (1,571)     9,201
Cash and cash equivalents at beginning of period............    19,473     11,401     11,401      12,972      3,771
                                                              --------   --------   --------   ---------   --------
Cash and cash equivalents at end of period..................  $ 19,235   $ 16,527   $ 19,473   $  11,401   $ 12,972
                                                              ========   ========   ========   =========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
  Interest, net of amount capitalized.......................  $  6,422   $  5,417   $ 23,147   $  11,935   $ 12,549
                                                              ========   ========   ========   =========   ========
  Income taxes paid, net of refunds.........................  $     92   $    363   $  2,531   $   1,032   $    438
                                                              ========   ========   ========   =========   ========
Non-cash capital lease obligations:
  Addition to property and equipment........................  $     --   $     --   $     --   $      --   $  2,085
                                                              ========   ========   ========   =========   ========
  Addition to long-term obligations.........................  $     --   $     --   $     --   $      --   $  2,085
                                                              ========   ========   ========   =========   ========

See Notes 5 and 6 for a description of other non-cash transactions.

                            See accompanying notes.

                         SERVICO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Servico, Inc., its wholly-owned subsidiaries and consolidated partnerships (collectively, the "Company"), own or manage hotels in 22 states. At December 31, 1996 and 1995, the Company owned, either wholly or partially, or managed 61 and 55 hotels, respectively.

PRINCIPLES OF CONSOLIDATION

     The financial statements consolidate the accounts of Servico, Inc. ("Servico"), its wholly-owned subsidiaries (owning 43 hotels) and partnerships in which Servico exercises control over the partnerships' assets and operations (owning 13 hotels). Servico believes it has control of partnerships when the Company manages and has control of the partnerships' assets and operations, has the ability and authority to enter into financing arrangements on behalf of the entity or to sell the assets of the entity within reasonable business guidelines. An unconsolidated entity (owning 1 hotel) in which the Company exercises significant influence over operating and financial policies is accounted for on the equity method. The accounts of 9 hotels which the Company managed for third party owners during all or part of 1996 (4 at December 31, 1996) are not consolidated, however, management fee income earned from these hotels is included in other revenues. All significant intercompany accounts and transactions have been eliminated.

     In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting primarily of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 1997, and the results of its operations and its cash flow for the three months then ended.

INVENTORIES

     Inventories consist primarily of food and beverage, linens, china, tableware and glassware and are valued at the lower of cost (computed on the first-in, first-out method) or market.

MINORITY INTERESTS

     Minority interests represent the minority interests' proportionate share of equity or deficit of partnerships which are accounted for by the Company on a consolidated basis. The Company generally allocates to minority interests their share of any profits or losses in accordance with the provisions of the applicable agreements. However, if the loss applicable to a minority interest exceeds its total investment and advances, such excess is charged to the Company.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Property under capital leases is amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. The Company capitalizes interest costs incurred during the construction of capital assets. During the years ended December 31, 1996, 1995 and 1994, the Company capitalized $644,000, $632,000 and $506,000 of such costs, respectively.

     Management periodically evaluates the Company's property and equipment to determine if there has been any impairment other-than-temporary in the carrying value of the assets in accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("Statement 121"). Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1995 and, such adoption has had no effect on the Company's financial position or results of operations.

DEFERRED COSTS

     Deferred franchise, financing, and other deferred costs are stated at cost, net of accumulated amortization of $5,471,000, $4,129,000 and $1,411,000 at March 31, 1997, December 31, 1996 and 1995, respectively, which is computed using the straight-line method, over the terms of the related franchise, loan or other agreements. The straight-line method of amortizing deferred financing costs approximates the interest method.

CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of current assets and current liabilities are assumed to be equal to their reported carrying amounts. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. In the opinion of management, the carrying value of these instruments approximates market value as of December 31, 1996 and 1995.

CONCENTRATION OF CREDIT RISK

     Concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments held by the Company and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies, airlines and other travel related companies. The Company performs ongoing evaluations of its significant customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 1996 and 1995, these allowances were $305,000 and $266,000, respectively.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares outstanding during the periods. Earnings per common share include the Company's outstanding stock options, if dilutive, and common stock contributed or to be contributed by the Company to its employee 401(k) Plan (the "401(k)").

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"), "Earnings Per Share". Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS (previously referred to as fully diluted EPS) is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS 128 in fiscal 1997 will have a significant impact on the Company's reported EPS.

STOCK BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. Under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share are not materially different from amounts reported, therefore, no pro forma information has been presented.

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Company incurred $1,613,000, $1,194,000 and $928,000 in advertising costs during 1996, 1995 and
1994, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

2.  PROPERTY AND EQUIPMENT

     At December 31, 1996 and 1995, property and equipment consisted of the following:

                                                           USEFUL
                                                            LIVES
                                                           (YEARS)     1996       1995
                                                           -------   --------   --------
                                                                       (IN THOUSANDS)
Land.....................................................      --    $ 32,246   $ 24,260
Buildings and improvements...............................   10-30     295,858    219,437
Furnishings and equipment................................    3-10      72,762     46,281
Property under capital leases, buildings and
  improvements...........................................   10-30       8,530      8,530
                                                                     --------   --------
                                                                      409,396    298,508
Less accumulated depreciation and amortization...........             (52,955)   (33,437)
Construction in progress.................................               8,481     12,802
                                                                     --------   --------
                                                                     $364,922   $277,873
                                                                     ========   ========

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

     During the year ended December 31, 1996, the Company purchased eight hotels and entered into three partnerships which purchased an additional three hotels. The aggregate purchase price for the eleven hotels was $60,700,000 and was paid for by the delivery of mortgage notes totaling $40,600,000 and cash for the balance, of which approximately $2,000,000 was contributed by the minority partners. In addition, in May 1996, the Company increased its ownership interests in two partnerships, owning two hotels, from 25% to 51% for approximately $3,000,000. As a result of the increase in ownership, the accounts of these two partnerships are included in the Company's consolidated financial statements. The minority partners in all five of the above partnerships are affiliates of Energy Management Corporation ("EMC") (see Note 8 for further information on EMC). The thirteen hotels combined above, containing an aggregate of 2,479 guest rooms, are operated under license agreements with nationally recognized franchisors and are managed by the Company.

     Unaudited pro forma results of operations assuming the 13 hotels were acquired on January 1, 1995, are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                                -------------------------
                                                                   1996           1995
                                                                ----------     ----------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Revenues...................................................       $255,077       $221,342
Income before extraordinary item...........................          8,792          4,708
Net income.................................................          8,444          4,708
Income per share before extraordinary item.................            .90            .51
Net income per share.......................................       $    .87       $    .51
Weighted average common shares outstanding.................          9,763          9,319

     During the year ended December 31, 1995, the Company purchased seven hotels and entered into four partnerships with affiliates of EMC, which purchased four additional hotels. The aggregate purchase price for the eleven hotels was $70,800,000 and was paid for by the delivery of mortgage notes totaling $54,200,000 and cash for the balance, of which $5,400,000 was contributed by the minority partners. The eleven hotels combined above, containing an aggregate of 1,876 rooms, are operated under license agreements with nationally recognized franchisors and are managed by the Company.

3.  INVESTMENTS IN UNCONSOLIDATED ENTITIES

     At December 31, 1996, the Company had an investment in one unconsolidated hotel. In addition, in May 1996, the Company increased its ownership interests in two partnerships, owning two hotels, from 25% to 51% for approximately $3,000,000. These hotels were accounted for by the Company on the equity method prior to May 1996. As a result of the increase in ownership, the accounts of these two partnerships are included in the Company's consolidated financial statements from May 1996. The minority partners in these partnerships are affiliates of EMC.

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

4.  ACCRUED LIABILITIES

     At December 31, 1996 and 1995, accrued liabilities consisted of the following:

                                                               1996      1995
                                                              -------   -------
                                                               (IN THOUSANDS)
Salaries and related costs..................................  $ 9,117   $ 7,290
Real estate taxes...........................................    2,500     2,035
Interest....................................................    2,335     1,755
Advance deposits............................................    1,842     1,452
Sales taxes.................................................    1,781     1,230
Other.......................................................    5,525     6,215
                                                              -------   -------
                                                              $23,100   $19,977
                                                              =======   =======

5.  LONG-TERM OBLIGATIONS

     At December 31, 1996 and 1995, long-term obligations consisted of the following:

                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
Mortgage notes payable with fixed rates ranging from 8.4% to
  10.7%, variable rates ranging from Prime (8.25% at
  December 31, 1996) plus 1% to 4% and LIBOR (5.4% at
  December 31, 1996) plus 3.5%, payable through 2010........  $284,180   $192,764
Installment loans payable, primarily unsecured, with fixed
  rates of 7% to 10% payable through 2019...................    10,299      8,489
Obligations under capital leases, payable in various monthly installments through 2015, net of interest imputed at 8%
  to 18.3%(a)...............................................    12,019     13,182
Pre-petition priority claims, payable in equal semi-annual
  installments plus interest on unpaid balances at 7.5% per
  annum, payable through 1998...............................     1,101      1,799
                                                              --------   --------
                                                               307,599    216,234
Less current portion of long-term obligations...............   (22,719)    (5,992)
                                                              --------   --------
                                                              $284,880   $210,242
                                                              ========   ========

---------------

(a) The Company is obligated under long-term capital leases primarily for the lease of two hotel properties. The hotel leases provide for specific minimum annual payments. In addition, the Company is responsible for property tax, insurance and maintenance expenses. One hotel lease has a remaining term of less than one year and the other of 18 years at December 31, 1996. The hotel leases contain renewal options from 20 to 80 years and one of the hotel leases includes a purchase option.

     Substantially, all of the Company's property and equipment are pledged as collateral for long-term obligations. Certain of the mortgage notes are subject to a prepayment penalty if repaid prior to their maturity.

     During 1996, the Company refinanced certain long-term obligations on 20 of its hotels. The Company issued approximately $123,200,000 in new variable rate mortgage notes, satisfied approximately $84,500,000 of existing obligations, paid approximately $5,000,000 in fees and expenses, escrowed approximately $1,300,000 for future use by the Company and generated approximately $32,400,000 of net proceeds. In addition, the Company recorded approximately $7,400,000 in non-cash deferred loan costs which are being amortized over 36 months. These deferred loan costs are payable in May 1999. In connection with this

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

refinancing the Company recorded a loss on early extinguishment of debt of $348,000 (net of income taxes of $232,000) as an extraordinary item.

     During 1995, the Company completed a series of transactions for the refinancing of certain long-term obligations on 11 of its hotels. The Company executed $64,400,000 in new fixed rate mortgages maturing in 15 years, satisfied approximately $43,700,000 of existing obligations, paid approximately $3,200,000 in fees and expenses, escrowed approximately $3,300,000 for future use by the Company and generated in excess of $14,200,000 of net proceeds. In 1994, the Company prepaid certain obligations at a reduced amount and recorded a gain on early extinguishment of debt of $1,436,000 (net of income taxes of $956,000). This transaction was recorded as an extraordinary item.

     Maturities of long-term obligations for each of the five years after December 31, 1996 and thereafter, are as follows (in thousands):

1997........................................................  $ 22,719
1998........................................................     7,707
1999........................................................    31,362
2000........................................................   101,770
2001........................................................    13,517
Thereafter..................................................   130,524
                                                              --------
                                                              $307,599
                                                              ========

     Subsequent to December 31, 1996, the Company entered into financing agreements to refinance $12,000,000 in debt which would have matured in 1997. This debt is classified as long-term debt at December 31, 1996.

6.  INCOME TAXES

     Provision for income taxes for the Company is as follows:

                                                               YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------------
                                           1996                          1995                          1994
                                ---------------------------   ---------------------------   ---------------------------
                                CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL
                                -------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                    (IN THOUSANDS)
Federal.......................  $1,322     $1,170    $2,492   $  751     $1,262    $2,013    $110      $1,323    $1,433
State and local...............     651         82       733      526         66       592     422          --       422
                                ------     ------    ------   ------     ------    ------    ----      ------    ------
                                $1,973     $1,252    $3,225   $1,277     $1,328    $2,605    $532      $1,323    $1,855
                                ======     ======    ======   ======     ======    ======    ====      ======    ======

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

     The components of the cumulative effect of temporary differences in the deferred income tax liability and asset balances at December 31, 1996 and 1995, are as follows:

                                          1996                               1995
                            --------------------------------   --------------------------------
                                       CURRENT   NON-CURRENT              CURRENT   NON-CURRENT
                             TOTAL      ASSET     LIABILITY     TOTAL      ASSET     LIABILITY
                            --------   -------   -----------   --------   -------   -----------
                                                      (IN THOUSANDS)
Property and equipment....  $ 20,201   $    --     $20,201     $ 19,371   $    --    $ 19,371
Net operating loss
  carryforward............   (10,286)     (605)     (9,681)     (10,983)     (605)    (10,378)
Alternative minimum tax
  credits.................    (1,371)       --      (1,371)        (918)       --        (918)
Self-insurance reserve....      (928)     (928)         --         (903)     (903)         --
Vacation pay accrual......      (438)     (438)         --         (472)     (472)         --
Other.....................      (892)      (96)       (796)        (480)      (87)       (393)
                            --------   -------     -------     --------   -------    --------
                            $  6,286   $(2,067)    $ 8,353     $  5,615   $(2,067)   $  7,682
                            ========   =======     =======     ========   =======    ========

     The difference between income taxes using the effective income tax rate and the federal income tax statutory rate of 34% is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              -------   ------   ------
                                                                   (IN THOUSANDS)
Federal income tax at statutory rate........................  $ 4,003   $2,215   $1,576
State income taxes, net.....................................      483      390      279
Tax benefit with respect to legal settlement................   (1,261)      --       --
                                                              -------   ------   ------
                                                              $ 3,225   $2,605   $1,855
                                                              =======   ======   ======

     As of December 31, 1996, the Company had a net operating loss carryforward of approximately $28,800,000 for federal income tax purposes which expires in the years 2005 through 2008. The full amount of the income tax benefit of this net operating loss carryforward has been reflected in the Consolidated Financial Statements of the Company in prior years.

7.  COMMITMENTS AND CONTINGENCIES

     Four of the Company's hotels are subject to long-term ground leases expiring from 2014 through 2056 which provide for minimum payments as well as incentive rent payments and most of the Company's hotels have noncancellable operating leases, mainly for operating equipment. The land covered by one lease can be purchased by the Company for approximately $2,500,000. For the years ended December 31, 1996, 1995 and 1994, lease expense for the three noncancellable ground leases and noncancellable operating leases was approximately $1,381,000, $1,280,000 and $1,060,000, respectively.

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

     At December 31, 1996, the future minimum commitments for noncancellable leases are as follows (in thousands):

1997........................................................  $ 1,154
1998........................................................    1,069
1999........................................................      796
2000........................................................      625
2001........................................................      624
Thereafter..................................................   21,638
                                                              -------
                                                              $25,906
                                                              =======

     The Company has entered into license agreements with various hotel chains which require annual payments for license fees, reservation services and advertising fees. The license agreements generally have an original ten year term. The majority of the Company's license agreements have four to nine years remaining on the term. The licensor may require the Company to upgrade its facilities at any time to comply with the licensor's then current standards. Upon the expiration of the term of a license, the licensee may apply for a license renewal. In connection with the renewal of a license, the licensor may require payment of a renewal fee, increased license, reservation and advertising fees, as well as substantial renovation of the facility.

     The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensor. The Company believes that the loss of a license for any individual hotel would not have a material adverse effect on the Company's financial condition and results of operations. The Company believes it will be able to renew its current licenses or obtain replacements of a comparable quality. Payments made in connection with these agreements totaled approximately $12,401,000, $8,649,000 and $6,593,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Fourteen hotels which the Company owns are operated under license agreements that require the Company to make certain capital improvements in accordance with a specified time schedule. Further, in connection with the refinancing of the Company's hotels (see Note 5) and the acquisition of other hotels (see Note 2), the Company has agreed to make certain capital improvements and has approximately $12,300,000 escrowed for such improvements. The Company estimates its remaining obligations for all the above commitments to be approximately $18,000,000 of which approximately $13,000,000 is expected to be spent in 1997 and the balance by 1999.

     The Company has maintenance agreements, primarily on a one to three year basis, which resulted in expenses of approximately $2,106,000, $1,699,000 and $1,520,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     In accordance with the provisions of one mortgage payable, in the event the property is sold, the lender has the right to any appreciation in the property to the extent the appreciation does not exceed the difference between the then outstanding carrying amount of the mortgage payable and the lender's security interest. The difference between the carrying amount of the mortgage payable and the lender's security interest was approximately $1,300,000 at December 31, 1996.

     The Company is a party to legal proceedings arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in management's opinion, based upon the facts known by management and the advice of counsel, have a material adverse effect on the Company's financial condition or results of operations.

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

8.  RELATED PARTY TRANSACTIONS

     In March 1995, the Company issued 800,000 shares of its common stock at a price of $10 per share to an affiliate of EMC on terms similar to the EMC transaction described below. In connection with the acquisition of the 800,000 shares, an affiliate of EMC agreed to make an additional $8,000,000 equity investment in partnerships or joint ventures with the Company for the purpose of acquiring hotel properties. This obligation had been satisfied as of December 31, 1995.

     In April 1994, the Company issued one million shares of its common stock to EMC for $7,000,000 in cash. In connection with a certain Stock Acquisition and Standstill Agreement (the "Acquisition Agreement"), the Company agreed, during the term of the Acquisition Agreement, to cause the nomination of one designee of EMC to the Company's Board of Directors. This event occurred in April 1994.

     In accordance with the Acquisition Agreement, as amended, EMC also agreed to certain standstill provisions generally prohibiting it from acquiring voting securities of the Company with voting rights in excess of 30% (on a fully diluted basis) of the voting rights of all outstanding voting securities of the Company. EMC is also generally restricted in the amount and manner by which it may transfer any of the Company's common stock which it owns.

9.  EMPLOYEE BENEFITS PLANS AND STOCK OPTION PLAN

     The Company makes contributions to several multi-employer pension plans for employees of various subsidiaries covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Certain withdrawal penalties may exist, the amount of which are not determinable at this time. The cost of such contributions during the years ended December 31, 1996, 1995 and 1994, was approximately $499,000, $433,000 and $438,000, respectively.

     The Company adopted, the 401(k) for the benefit of its non-union employees under which participating employees may elect to contribute up to 10% of their compensation. The Company may match an employee's elective contributions to the 401(k) subject to certain conditions with shares of the Company's common stock equal to up to 100% of the amount of such employee's elective contributions. These employer contributions vest at a rate of 20% per year beginning in the third year of employment. The cost of these contributions during the years ended December 31, 1996, 1995 and 1994, was $548,000, $322,000 and $422,000,
respectively. The 401(k) does not require a contribution by the Company.

     The Company has also adopted the Servico, Inc. Stock Option Plan, as amended, (the "Option Plan"). In accordance with the Option Plan, options to acquire up to 1,425,000 shares of common stock may be granted to employees, directors, independent contractors and agents as determined by a committee appointed by the Board of Directors. Options may be granted at an exercise price not less than fair market value on the date of grant. These options will generally vest over five years.

                         SERVICO, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

     The following table indicates the options granted and their status as of December 31, 1996:

                                                               NUMBER      OPTION PRICE
                                                              OF SHARES   RANGE PER SHARE
                                                              ---------   ---------------
Balance December 31, 1993...................................  1,000,000            $4.00
  Granted...................................................    152,000      8.25 - 8.63
  Exercised.................................................    (20,000)            4.00
  Forfeited.................................................     (1,500)            8.63
                                                              ---------    -------------
Balance December 31, 1994...................................  1,130,500      4.00 - 8.63
  Granted...................................................     50,000             9.50
  Exercised.................................................    (26,800)            4.00
  Forfeited.................................................    (16,500)            8.63
                                                              ---------    -------------
Balance December 31, 1995...................................  1,137,200      4.00 - 9.50
  Granted...................................................    216,500    10.75 - 16.13
  Exercised.................................................   (497,800)     4.00 - 9.50
  Forfeited.................................................    (38,900)    8.63 - 10.75
                                                              ---------    -------------
Balance December 31, 1996...................................    817,000    $4.00 - 16.13
                                                              =========    =============

     At December 31, 1996, there were 576,000 options exercisable, of which 26,400 were subsequently exercised at prices between $4.00 - $10.75 per share.

     The income tax benefit, if any, associated with the exercise of stock options is credited to additional paid-in capital.

10.  CERTAIN NON-RECURRING EVENTS

     In January 1996, the Company entered into an agreement with its former Chief Executive Officer in connection with his resignation from the Company and its Board of Directors. This agreement provides for payments totaling approximately $830,000 over a twenty-four month period, the cost of which is included in other operating expenses for the year ended December 31, 1996. Additionally, in accordance with the terms of the agreement, the former Chief Executive Officer exercised stock options to acquire 300,000 shares of the Company's common stock by delivery of a $1,200,000 promissory note payable to the Company. This note was repaid in full during 1996.

     In March 1996, the Company received approximately $3,900,000 in connection with the settlement of a lawsuit brought on behalf of Servico, against a bank group and law firm, based on alleged breaches prior to 1990 of their duties to the Company. This amount, less approximately $300,000 of associated expenses, is included in other income for the year ended December 31, 1996.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    13
Dividend Policy.......................    13
Price Range of Common Stock...........    13
Capitalization........................    14
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...    15
Selected Consolidated Financial and
  Other Data..........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
The Company...........................    25
Business Strategy.....................    25
Business and Properties...............    28
Management............................    44
Underwriting..........................    45
Legal Matters.........................    48
Experts...............................    48
Available Information.................    48
Information Incorporated by
  Reference...........................    49
Index to Financial Statements.........   F-1

======================================================

======================================================

                               10,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                                 JUNE 24, 1997
                          ---------------------------
                                LEHMAN BROTHERS

                               ALEX. BROWN & SONS
                                  INCORPORATED

                             MONTGOMERY SECURITIES

                        RAYMOND JAMES & ASSOCIATES, INC.

======================================================

PROSPECTUS

                               10,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                          ---------------------------
     Servico, Inc. ("Servico" or the "Company") is one of the largest owners and operators of full-service hotels in the United States. Servico currently operates 59 hotels containing approximately 11,570 rooms, located in 22 states. The Company's hotels include 43 wholly owned hotels, 14 partially owned hotels and two hotels managed for third parties. The Company's objective is to maximize shareholder value by enhancing its position within the full-service segment of the lodging industry through the strategic acquisition of underperforming mid-market and upscale hotels and through a focused operating strategy that generates continued increases in occupancy and revenues. Since January 1994, the Company has successfully completed the acquisition of 27 hotels, nearly doubling the Company's previous portfolio of 30 hotels.

     Of the 10,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby, 2,000,000 shares are initially being offered outside the United States and Canada (the "International Offering") by the International Managers (as defined herein) and 8,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein). See "Underwriting." All of the shares of Common Stock offered hereby are being offered by the Company.

     The Common Stock is currently traded on the New York Stock Exchange ("NYSE") under the symbol "SER." On June 24, 1997, the last reported sale price of the Common Stock on the NYSE was $14 3/4. See "Price Range of Common Stock."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================================
                                                                           UNDERWRITING
                                                      PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                       PUBLIC             COMMISSIONS(1)           COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share.....................................         $14.50                  $.80                  $13.70
-------------------------------------------------------------------------------------------------------------------
Total(3)......................................      $145,000,000            $8,000,000            $137,000,000
===================================================================================================================

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted to the U.S. Underwriters and International Managers a 30-day option to purchase up to 1,500,000 additional shares on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $166,750,000, $9,200,000 and $157,550,000, respectively. See "Underwriting."
                          ---------------------------
     The shares of Common Stock offered by this Prospectus are offered by the several International Managers, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., in New York, New York on or about June 30, 1997.
                          ---------------------------
LEHMAN BROTHERS
             ALEX. BROWN & SONS
                       INTERNATIONAL
                           MONTGOMERY SECURITIES

                                       RAYMOND JAMES & ASSOCIATES, INC.

June 24, 1997

                       CERTAIN UNITED STATES FEDERAL TAX
                       CONSIDERATIONS TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign state, local or other taxing jurisdiction.

DIVIDENDS

     The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." If, however, the Company were to pay dividends, then dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the Company is or has been a "United States real property holding corporation" (a "USRPHC") for Federal income tax purposes at any time during the five year period ending on the date of disposition. The Company currently believes that it is a USRPHC. Nevertheless, a Non-United States Holder would generally not be subject to Federal income tax or withholding on the gain from the sale or other disposition of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs provided that such holder does not own, actually or constructively, Common Stock with a fair market value in excess of 5% of the fair market value of all Common Stock outstanding at any time during a required holding period.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that certain required information is furnished to the United States Internal Revenue Service.

     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. The United States Internal Revenue Service has recently issued proposed Treasury regulations concerning these rules which are presently proposed to be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury regulations and the potential effect on their ownership and disposition of the Common Stock.

                                  UNDERWRITING

     The Underwriters of the U.S. Offering of Common Stock (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Montgomery Securities and Raymond James & Associates, Inc. are serving as representatives (the "Representatives") have severally agreed, subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "U.S. Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the U.S. Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names below.

                                                              NUMBER OF SHARES
                     U.S. UNDERWRITERS                        ----------------
Lehman Brothers Inc.........................................       1,869,000
Alex. Brown & Sons Incorporated.............................       1,869,000
Montgomery Securities.......................................       1,869,000
Raymond James & Associates, Inc.............................         623,000
Bear, Stearns & Co. Inc.....................................         150,000
A.G. Edwards & Sons, Inc....................................         150,000
Goldman, Sachs & Co.........................................         150,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         150,000
Paine Webber Incorporated...................................         150,000
Prudential Securities Incorporated..........................         150,000
Branch, Cabell and Company..................................         150,000
J.C. Bradford & Co..........................................          80,000
Chatsworth Securities LLC...................................          80,000
Fahnestock & Co., Inc.......................................          80,000
Frith Brothers Investments, Inc.............................          80,000
Gruntal & Co., Incorporated.................................          80,000
Edward D. Jones & Co., L.P..................................          80,000
Legg Mason Wood Walker, Incorporated........................          80,000
Sands Brothers & Co., Ltd...................................          80,000
William Capital Group, L.P..................................          80,000
                                                               -------------
          Total.............................................       8,000,000
                                                               =============

     The managers of the International Offering named below (the "International Managers") for whom Lehman Brothers International (Europe), Alex. Brown & Sons Incorporated, Montgomery Securities and Raymond James & Associates, Inc. are acting as lead managers, have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement (the "International Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the International Managers, the aggregate number of shares of Common Stock set forth opposite their respective names below.

                                                              NUMBER OF SHARES
                   INTERNATIONAL MANAGERS                     ----------------
Lehman Brothers International (Europe)......................        600,000
Alex. Brown & Sons Incorporated.............................        600,000
Montgomery Securities.......................................        600,000
Raymond James & Associates, Inc.............................        200,000
                                                                 ----------
          Total.............................................      2,000,000
                                                                 ==========

     The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Common Stock, are subject to the approval of certain legal matters by counsel and to certain other conditions, and that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International

Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

     The Company has been advised that the U.S. Underwriters and the International Managers propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the U.S. Underwriters and International Managers) at such public offering price less a selling concession not to exceed $.48 per share. The selected dealers may reallow a concession not to exceed $.10 per share. After the initial offering of the Common Stock, the concession to selected dealers and the reallowance to other dealers may be changed by the U.S. Underwriters and the International Managers.

     The U.S. Underwriters and the International Managers have entered into an Agreement Among U.S. Underwriters and International Managers (the "Agreement Among") pursuant to which each U.S. Underwriter has agreed, that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Among, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Among, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers, or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who also is acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of the United States or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a United States or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

     Pursuant to the Agreement Among, sales may be made among the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Among, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither the Company nor any of the U.S. Underwriters or International Managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the U.S. Underwriters or International Managers makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the date of issuance of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it in connection with the issuance of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1995.

     Purchasers of the shares offered pursuant to the Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The Company has agreed to indemnify the U.S. Underwriters and International Managers against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.

     The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 1,200,000 and 300,000 shares of Common Stock, at the public offering price, less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such options may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent the U.S. Underwriters or International Managers exercise such options, each of the U.S. Underwriters and International Managers, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding table.

     In connection with the Offering, the Company and certain of its directors and executive officers have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers.

     In April 1996, the Company completed a debt refinancing with Lehman Holdings, an affiliate of Lehman Brothers. The Company expects to repay approximately $60 million owed to Lehman Holdings and $66 million owed to a trust in which an affiliate of Lehman Holdings holds subordinate interests out of the net proceeds of the Offering. Additionally, the Company will pay an exit fee of approximately $4.9 million to Lehman Holdings in connection with the repayment of such indebtedness. See "Use of Proceeds." The Company has obtained from Lehman Holdings a commitment for the Credit Facility described in "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     Although the conflict of interest provisions of the Conduct Rules of the National Association of Security Dealers, Inc. (the "Conduct Rules") do not require the use of a "qualified independent underwriter" for offerings of equity securities for which a bona fide independent market exists, as is the case with the Offering, because an affiliate of Lehman Brothers will receive more than 10% of the net proceeds of the Offering in repayment of currently outstanding indebtedness, the Underwriters have determined to conduct the Offering in accordance with Rule 2710(c)(8) of the Conduct Rules. In accordance with the Conduct Rules, Alex. Brown & Sons Incorporated (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the public offering price for the shares of Common Stock offered hereby in compliance with the Conduct Rules. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The public offering price will be no higher than the price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Servico, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1997 and 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Servico, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent certified public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "Part" of the Registration Statement prepared or certified by the independent certified public accountants within the meaning of Sections 7 and 11 of the Act.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information is also available to the public from commercial documents on the internet web site maintained by the Commission at http: www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, such Registration Statement. For further information with respect to the Company or the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits thereto, certain portions of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Common Stock is listed on the NYSE and reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the portions of the Company's Proxy Statement dated April 14, 1997, incorporated by reference in such report.

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to termination of this Offering shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above which have been or may be incorporated into this Prospectus and deemed to be a part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Mr. Warren M. Knight, Vice President-Finance, Servico, Inc., 1601 Belvedere Road, West Palm Beach, Florida, 33406; telephone (561) 689-9970.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    13
Dividend Policy.......................    13
Price Range of Common Stock...........    13
Capitalization........................    14
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...    15
Selected Consolidated Financial and
  Other Data..........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
The Company...........................    25
Business Strategy.....................    25
Business and Properties...............    28
Management............................    44
Certain United States Federal Tax
  Considerations to Non-U.S.
  Holders.............................    45
Underwriting..........................    47
Legal Matters.........................    50
Experts...............................    50
Available Information.................    50
Information Incorporated by
  Reference...........................    51
Index to Financial Statements.........   F-1

======================================================

======================================================

                               10,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                                 JUNE 24, 1997
                          ---------------------------
                                LEHMAN BROTHERS

                               ALEX. BROWN & SONS
                                 INTERNATIONAL

                             MONTGOMERY SECURITIES

                        RAYMOND JAMES & ASSOCIATES, INC.

======================================================